Filed Pursuant to Rule 424(b)(5)
Registration No. 333-142839

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 20, 2009.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 11, 2007)

250,000 Shares

Regions Financial Corporation

    % Mandatory Convertible Preferred Stock, Series B

We are offering 250,000 shares of our     % mandatory convertible preferred stock, Series B, with an initial liquidation preference of $1,000 per share (our “Mandatory Convertible Preferred Stock”).

We will pay annual dividends on each share of our Mandatory Convertible Preferred Stock at a rate of     % per share on the initial liquidation preference thereof of $1,000 per share. Dividends will accrue and cumulate from the date of issuance and, to the extent that we are legally permitted to pay dividends and our board of directors declares a dividend payable, we will pay dividends on February 15, May 15, August 15 and November 15 of each year prior to December 15, 2010 in cash and on December 15, 2010 in cash, shares of our Common Stock, par value $0.01 per share (our “Common Stock”), or a combination thereof. The first dividend payment will be made on August 15, 2009, in the expected amount of $             per share of our Mandatory Convertible Preferred Stock, which reflects the time period from the expected date of issuance to August 15, 2009.

Each share of our Mandatory Convertible Preferred Stock has a liquidation preference of $1,000, plus accrued and unpaid dividends. Each share of our Mandatory Convertible Preferred Stock will automatically convert on December 15, 2010 into between              and              shares of our Common Stock, subject to anti-dilution adjustments, depending on the average VWAP (as defined herein) per share of our Common Stock over the 20 trading day period ending on the third trading day prior to such date. At any time prior to December 15, 2010, holders may elect to convert each share of our Mandatory Convertible Preferred Stock into              shares of our Common Stock, subject to anti-dilution adjustments. In addition, the Mandatory Convertible Preferred Stock shall be converted in whole or in part at the option of the Company at any time with such conversion occurring using the fundamental change conversion rate (as defined herein) and we will pay accrued and unpaid dividends in Common Stock.

Our Common Stock is listed on the New York Stock Exchange under the symbol “RF”. The last reported sale price of our Common Stock on May 19, 2009 was $5.24 per share. We intend to apply to list the Mandatory Convertible Preferred Stock on the New York Stock Exchange.

Concurrently with this offering of Mandatory Convertible Preferred Stock, we are offering              shares of our Common Stock (             shares if the underwriters exercise their option to purchase additional shares of our Common Stock in full). The Common Stock will be offered pursuant to a separate prospectus supplement (the “Common Stock Offering”). We are also offering to exchange up to 138,000,000 shares of our Common Stock for 6.625% Trust Preferred Securities issued by Regions Financing Trust II (the “Exchange Offer”). This prospectus supplement shall not be deemed an offer to sell or a solicitation to buy any of our Common Stock offered in the Common Stock Offering or the Exchange Offer. This offering is not conditioned upon the successful completion of the Common Stock Offering or the Exchange Offer.

Neither the Mandatory Convertible Preferred Stock nor our Common Stock is a savings account, deposit or other obligation of any of our bank or non-bank subsidiaries and neither is insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in the Mandatory Convertible Preferred Stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement to read about factors you should consider before buying Mandatory Convertible Preferred Stock.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts or commissions	$	$
Proceeds to Regions Financial Corporation (before expenses)	$	$

The underwriters expect to deliver the Mandatory Convertible Preferred Stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about                     , 2009.

The underwriters also may purchase up to an additional 37,500 shares of Mandatory Convertible Preferred Stock within 30 days of the date of this prospectus supplement.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan

Lead Manager

Morgan Keegan & Company, Inc.

Prospectus Supplement dated May     , 2009

Unless otherwise indicated, you may rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither we nor any underwriter has authorized anyone to provide any other information. When you make a decision about whether to invest in the Mandatory Convertible Preferred Stock, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither the delivery of this prospectus supplement nor the sale of the Mandatory Convertible Preferred Stock means that information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is correct after their respective dates. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy shares of the Mandatory Convertible Preferred Stock in any circumstances under which the offer or solicitation is unlawful.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information”.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “the Company,” “we,” “us,” “our” or similar references mean Regions Financial Corporation and not its subsidiaries and references to “Regions” mean Regions Financial Corporation and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date of the applicable document. Regions’ business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” until we sell all the securities offered by this prospectus supplement (in each case, other than information that is deemed, under SEC rules, not to have been filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed February 24, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed May 11, 2009, and Amendment No. 1 on Form 10-Q/A, filed May 13, 2009;

•	Our Current Reports on Form 8-K, filed February 27, 2009, March 2, 2009, April 16, 2009, (containing disclosure under Item 8.01), April 22, 2009, May 7, 2009 and May 20, 2009; and

S-ii

•

The description of our Common Stock contained in our current report on Form 8-K filed on July 1, 2004 with the SEC, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Regions Financial Corporation

Investor Relations

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone: (205) 581-7890

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus supplement and the accompanying prospectus may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, unless the context implies otherwise, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•

In October 2008 Congress enacted and the President signed into law the Emergency Economic Stabilization Act of 2008, and on February 17, 2009 the American Recovery and Reinvestment Act of 2009 was signed into law. Additionally, the Department of the U.S. Treasury (the “U.S. Treasury”) and federal banking regulators are implementing a number of programs to address capital and liquidity issues in the banking system and may announce additional programs that will apply to Regions in the future, all of which may have significant effects on Regions and the financial services industry, the exact nature and extent of which cannot be determined at this time.

•	Regions’ ability to raise sufficient capital to satisfy the Supervisory Capital Assessment Program (“SCAP”) requirements without additional Government investment.

•

Until Regions is able to repay the outstanding preferred stock issued under the Troubled Asset Relief Program (“TARP”), the impact of compensation and other restrictions on recipients of TARP preferred stock.

•	The impact of possible additional loan losses and reserve build-up on earnings and capital.

•	Possible changes in interest rates may affect funding costs and reduce earning asset yields, thus reducing margins.

•	Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•

Possible other changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on our business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to achieve the earnings expectations related to businesses that have been acquired or that may be acquired in the future.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

S-iv

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	The cost and other effects of material contingencies, including litigation contingencies.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as droughts and hurricanes.

The words “goal,” “target,” “objective,” “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Mandatory Convertible Preferred Stock. You should pay special attention to the “Risk Factors” section of this prospectus supplement and contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 to determine whether an investment in the Mandatory Convertible Preferred Stock is appropriate for you.

Regions Financial Corporation

Regions Financial Corporation is a Delaware corporation and financial holding company headquartered in Birmingham, Alabama, which operates throughout the South, Midwest and Texas. Regions provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of investment banking, asset management, trust, mutual funds, securities brokerage, insurance and other specialty financing. At March 31, 2009, Regions had total consolidated assets of approximately $142.0 billion, total consolidated deposits of approximately $93.5 billion and total consolidated stockholders’ equity of approximately $16.8 billion.

Its principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203 and its telephone number is (205) 944-1300.

Recent Developments

In February 2009, the U.S. Treasury and the federal bank regulators announced that the 19 largest U.S. bank holding companies would be required to undergo a forward-looking capital assessment, or “stress test,” referred to as the SCAP. On April 24, 2009, the Board of Governors of the Federal Reserve System (“FRB”) published a “white paper” addressing process and methodologies being employed by the federal banking supervisory agencies in the SCAP, and on May 6, 2009, the heads of the FRB, U.S. Treasury, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation issued a joint statement on the program. On May 7, 2009, the FRB publicly announced the results of the stress test for each of these 19 institutions, including Regions. Under a hypothetical “more adverse” scenario for a period through the end of 2010 for each of these institutions, the FRB projected losses and loss rates across select categories of loans; resources available to absorb those losses; and the resulting necessary additions to capital buffers. In addition to the requirement to be well-capitalized of maintaining a Tier 1 risk-based ratio of at least 6%, the SCAP resulted in the establishment of a target to establish an additional capital buffer sufficient to have a Tier 1 common risk-based ratio of at least 4% at the end of 2010, under a more adverse macroeconomic scenario than is currently anticipated. As of March 31, 2009, we had a Tier 1 risk-based ratio of 10.41% and a Tier 1 common risk-based ratio of 6.49%.

In connection with the completion of the SCAP, we have agreed with our regulators to establish an additional capital buffer by increasing our Tier 1 common equity by $2.5 billion, of which at least $400 million must be new Tier 1 common equity, by November 9, 2009. We are refining the details of a comprehensive capital plan that we expect to submit to our regulators prior to the June 8, 2009 deadline established with respect to the SCAP.

In addition to this offering of Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Stock Offering”), on May 20, 2009, as part of our SCAP-responsive capital plan, we launched (i) an underwritten public offering of our Common Stock (the “Common Stock Offering”); and (ii) an offer to exchange up to 138 million shares of our Common Stock for outstanding 6.625% Trust Preferred Securities issued by Regions Financing Trust II (the “Trust Preferred Securities”), upon the terms and subject to the conditions set forth in our preliminary prospectus dated May 20, 2009 and the related letter of transmittal (the “Exchange Offer”). Under the terms of the Exchange Offer, for each $1,000 liquidation amount of Trust Preferred Securities accepted for exchange, Regions will issue a number of shares of Common Stock having a value (based on the Relevant Price) equal to $700. The “Relevant Price” is the greater of (i) the average volume weighted average price of Regions common shares over the last five trading days of the currently scheduled Exchange Offer period and (ii) the “Minimum Share Price” of $2.65 per share. The Exchange Offer will expire at 11:59 p.m., New York City time, on June 17, 2009, unless extended or earlier terminated.

The remaining capital required by SCAP is expected to be achieved through a combination of actions including (i) additional liability management actions including possible exchanges of equity for our and Regions Bank’s $4.25 billion of outstanding subordinated debt and $345 million of additional trust preferred securities, (ii) sales of non-core assets and businesses, (iii) pre-provision earnings in excess of the amounts assumed under the SCAP analysis, (iv) a potential reduction in disallowed deferred tax assets as a result of increased Tier 1 capital levels, and (v) if necessary, the issuance of common equity and other Tier 1 common qualifying instruments.

Ratings Downgrade

On May 18, 2009, Regions’ senior notes, subordinated notes and junior subordinated notes were downgraded to Baa3, Ba1 and Ba2 from A3, Baa1 and Baa1, respectively by Moody’s Investors Service. Regions Bank’s financial strength, long-term deposits and short-term deposits were downgraded to D+, Baa1 and P-2 from C+, A2 and P-1, respectively. Regions’ off-balance sheet arrangements include facilities supporting Variable Rate Demand Notes (“VRDNs”), including certain standby letters of credit and standby bond purchase agreements (also referred to as “liquidity facilities”). As of May 15, 2009, Regions’ VRDN portfolio included unfunded letters of credit of approximately $4.4 billion (net of participations) and unfunded liquidity facilities of approximately $0.3 billion. The downgrades of the short-term deposits increase the risk that the VRDNs will be subject to a failed remarketing, which would result in Regions funding up to $4.7 billion of which $4.4 billion would be classified as loans and $0.3 billion as available for sale securities. Also, as of May 15, 2009, Regions had excess balances in interest-bearing deposits in other banks of approximately $14 billion which would be more than sufficient to absorb such fundings. It is possible that the other ratings agencies rating our debt securities and the debt securities of Regions Bank will also downgrade such obligations.

The Exchange Offer may cause the ratings agencies to lower the ratings assigned to our Trust Preferred Securities and other of our securities. Any such action may lead to a downgrade of any rating assigned to our Mandatory Convertible Preferred Stock or in the assignment of a rating for such securities that is lower than might otherwise be the case.

SUMMARY OF THE OFFERING

The following summary contains basic information about the Mandatory Convertible Preferred Stock and this offering and is not intended to be complete. It does not contain all the information that is important to you. For a complete understanding of the Mandatory Convertible Preferred Stock, you should read the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock.” Investors should review the information in the section of this prospectus supplement entitled “Description of Capital Stock” for additional information regarding our Common Stock and our other capital securities.

Issuer	Regions Financial Corporation, a Delaware corporation and a financial holding company.

Securities offered	shares of % Mandatory Convertible Preferred Stock, Series B, which we refer to in this prospectus supplement as the “Mandatory Convertible Preferred Stock” ( shares if the underwriters exercise their option to purchase additional Mandatory Convertible Preferred Stock in full).

Initial offering price	$1,000 per share of Mandatory Convertible Preferred Stock.

Liquidation preference	$1,000 per share of Mandatory Convertible Preferred Stock, plus an amount equal to the sum of all accrued and unpaid dividends.

Dividends	% per share on the liquidation amount thereof of $1,000.00 for each share of our Mandatory Convertible Preferred Stock per year. Dividends will accrue and cumulate from the date of issuance and, to the extent that we are legally permitted to pay dividends and we declare a dividend payable, we will pay dividends in cash on each dividend payment date except the final dividend payment date when we may pay dividends in cash, shares of our Common Stock or a combination thereof. The expected dividend payable on the first dividend payment date is $ per share and on each subsequent dividend payment date is expected to be $ per share. See “Description of Mandatory Convertible Preferred Stock—Dividends.”

Dividend payment dates	February 15, May 15, August 15 and November 15 of each year prior to December 15, 2010, commencing on August 15, 2009, and on December 15, 2010.

Redemption	Our Mandatory Convertible Preferred Stock is not redeemable.

Mandatory conversion date	December 15, 2010.

Mandatory conversion	On the mandatory conversion date, each share of our then outstanding Mandatory Convertible Preferred Stock will automatically convert into shares of our Common Stock equal to the conversion rate as described below.

Holders of Mandatory Convertible Preferred Stock on the mandatory conversion date will have the right to receive accrued and unpaid dividends through such date in cash, shares of our Common Stock or a combination thereof, whether or not declared (other than previously declared dividends on the Mandatory Convertible Preferred Stock payable to holders of record as of a prior date), to the extent we are legally permitted to pay such dividends at such time.

Conversion rate	The conversion rate for each share of our Mandatory Convertible Preferred Stock will be not more than shares of our Common Stock and not less than shares of our Common Stock, depending on the applicable market value of our Common Stock, as described below.

The number of shares delivered in connection with any dividend payment (including payment of accrued and unpaid dividends on conversion), together with the number of shares delivered upon conversion of the Mandatory Convertible Preferred Stock, shall in no event exceed twice the maximum conversion rate (as defined below), subject to certain adjustments, as described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

The “applicable market value” of our Common Stock is the average of the daily volume weighted average price per share of our Common Stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date. It will be calculated as described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion.”

The conversion rate is subject to certain adjustments, as described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

The following table illustrates the conversion rate per share of our Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments,” based on the applicable market value of our Common Stock on the mandatory conversion date.

Applicable Market Value on the Mandatory Conversion Date	Conversion Rate

Less than or equal to $

Greater than $ and less than $ .	$1,000.00 divided by the applicable market value

Equal to or greater than $

Optional conversion	At any time prior to December 15, 2010, you may elect to convert each of your shares of our Mandatory Convertible Preferred Stock at the minimum conversion rate of shares of our Common Stock for each share of Mandatory Convertible Preferred Stock. This conversion rate is subject to certain adjustments as described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Holders of Mandatory Convertible Preferred Stock who exercise the optional conversion right will have the right to receive (at our election in cash, shares of our Common Stock or a combination thereof) any accrued and unpaid dividends on the Mandatory Convertible Preferred Stock as of the conversion date, whether or not declared (other than previously declared dividends on the Mandatory Convertible Preferred Stock payable to holders of record as of a prior date), to the extent we are legally permitted to pay such dividends at such time.

Conversion upon a fundamental change	Upon the occurrence of a fundamental change, as defined herein, on or prior to December 15, 2010, under certain circumstances we will (i) permit conversion of our Mandatory Convertible Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the earlier of (A) the mandatory conversion date and (B) the date that is 20 business days after the effective date and (ii) pay converting holders, in shares of our Common Stock, an amount equal to the sum of any accrued and unpaid dividends on shares of our Mandatory Convertible Preferred Stock that are converted, as described under “Description of Mandatory Convertible Preferred Stock—Conversion Upon Fundamental Change.” The applicable conversion rate will be determined based on the effective date of the fundamental change and the price paid per share of our Common Stock in such transaction or an average of the price per share of our Common Stock over a five trading day period ending on the trading day preceding the effective date for the fundamental change.

Early Conversion at the Option of the Company	At any time prior to the mandatory conversion date, the Company may, at its option, cause the conversion of all or some of the shares of the Mandatory Convertible Preferred Stock then outstanding into shares of our Common Stock. Such conversion shall be made at the fundamental change conversion rate with the “effective date” for this purpose being deemed to be the conversion date specified by the Company in its notice of conversion. In connection with any such conversion, the Company will also pay you, in shares of our Common Stock, an amount equal to the sum of any accrued and unpaid dividends on shares of our Mandatory Convertible Preferred Stock that are converted.

Anti-dilution adjustments	The formula for determining the conversion rate and the number of shares of our Common Stock to be delivered upon conversion may be adjusted in the event of, among other things, stock dividends or distributions in shares of our Common Stock or subdivisions, splits and combinations of our Common Stock. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Voting rights	Except as required by law and our restated certificate of incorporation, which will include the certificate of designation for the Mandatory Convertible Preferred Stock, the holders of Mandatory Convertible Preferred Stock will have no voting rights.

The affirmative consent of holders of at least 66 2/3% of the outstanding Mandatory Convertible Preferred Stock and all other preferred stock or securities having similar voting rights will be required for the authorization or increase in the authorized amount of any class or series of stock ranking senior to the Mandatory Convertible Preferred Stock with respect to either or both the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up and for amendment, alteration or repeal of any provision of our restated certificate of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock. See “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

Ranking	The Mandatory Convertible Preferred Stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•

senior to all of our Common Stock and to each other class of other capital stock or series of preferred stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the Mandatory Convertible Preferred Stock;

•

on a parity with our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and any of our capital stock issued in the future, the terms of which expressly provide that it will rank on a parity with the Mandatory Convertible Preferred Stock; and

•	junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the Mandatory Convertible Preferred Stock.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $ (or approximately $ if the underwriters exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock in full), after deduction of underwriting discounts and commissions and estimated expenses payable by us. We expect to use the net proceeds from the sale of our Mandatory Convertible Preferred Stock for general corporate purposes.

Concurrent transactions	Concurrently with this offering, we are offering by means of a separate prospectus supplement shares of our Common Stock (and up to an additional shares of our Common Stock if the underwriters exercise their option to purchase additional shares in full). In addition, we are offering 138,000,000 shares of our Common Stock in exchange for certain Trust Preferred Securities. After we sell shares in the Common Stock Offering, we expect to increase the number of shares offered in the Exchange Offer by 20% of the number of shares we sell in the Common Stock Offering. This offering is not contingent on completion of the Common Stock Offering or the Exchange Offer.

Material U.S. federal income tax consequences	The material U.S. federal income tax consequences of purchasing, owning and disposing of the Mandatory Convertible Preferred Stock and any Common Stock received upon its conversion are described in “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our Mandatory Convertible Preferred Stock and Common Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Book-entry, delivery and form	Initially, the Mandatory Convertible Preferred Stock will be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, which we refer to as “DTC.”

Listing	We intend to apply to list the Mandatory Convertible Preferred Stock on the New York Stock Exchange, or “NYSE.”

Common stock	Our Common Stock is listed for trading on the NYSE under the symbol “RF”.

Risk factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our Mandatory Convertible Preferred Stock.

Registrar and Transfer Agent	Computershare Investor Services LLC.

RISK FACTORS

An investment in our Mandatory Convertible Preferred Stock and our Common Stock into which it is convertible involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Mandatory Convertible Preferred Stock and our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Mandatory Convertible Preferred Stock

A holder of our Mandatory Convertible Preferred Stock would bear the risk of any decline in the market value of our Common Stock.

The market value of our Common Stock on the mandatory conversion date may be less than the market price corresponding to the maximum conversion rate, which we call the initial price, in which case holders of our Mandatory Convertible Preferred Stock will receive shares of our Common Stock on the mandatory conversion date with a market value per share that is less than the initial price. Accordingly, a holder of Mandatory Convertible Preferred Stock assumes the entire risk that the market value of our Common Stock may decline. Any decline in the market price of shares of our Common Stock and related decline in value of the Mandatory Convertible Preferred Stock may be substantial and, depending on the extent of the decline, you could lose all or substantially all of your investment in the Mandatory Convertible Preferred Stock.

Purchasers of our Mandatory Convertible Preferred Stock may not realize any or all of the benefit of an increase in the market price of shares of our Common Stock.

The market value of our Common Stock that you will receive upon mandatory conversion of our Mandatory Convertible Preferred Stock on the mandatory conversion date will exceed the liquidation amount of $1,000 per Mandatory Convertible Preferred Stock only if the applicable market value of our Common Stock as defined under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion” equals or exceeds the threshold appreciation price of $            . The threshold appreciation price represents an appreciation of approximately     % over the initial price. This means that the opportunity for equity appreciation provided by an investment in our Mandatory Convertible Preferred Stock is less than that provided by a direct investment in shares of our Common Stock.

If the applicable market value of our Common Stock exceeds the initial price but is less than the threshold appreciation price, a holder of our Mandatory Convertible Preferred Stock will realize no equity appreciation on our Common Stock. Furthermore, if the applicable market value of our Common Stock exceeds the threshold appreciation price, the value of the Common Stock received upon conversion will be approximately     % of the value of the Common Stock that could be purchased with $1,000 at the time of this offering.

In addition, the limitation imposed by the share cap may also result in a reduction in the return that holders may achieve with respect to their investment in the Mandatory Convertible Preferred Stock.

The trading price of our Common Stock will directly affect the trading prices for the Mandatory Convertible Preferred Stock.

The trading prices of the Mandatory Convertible Preferred Stock will be directly affected by, among other things, the trading price of our Common Stock. It is impossible to predict whether the price of our Common Stock or interest rates will rise or fall. Our operating results, prospects and economic, financial, political and other factors will affect trading prices of our Common Stock and the Mandatory Convertible Preferred Stock. In addition, market conditions can affect the capital markets generally, thereby affecting the price of our Common Stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our Common Stock in the market after this offering of the Mandatory Convertible Preferred Stock or the perception that such sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the Common Stock underlying the Mandatory Convertible Preferred Stock. In addition, the issuance of the Mandatory Convertible Preferred Stock may result in hedging activity by holders of the Mandatory Convertible Preferred Stock that view such Mandatory Convertible Preferred Stock as a more attractive means of equity participation in Regions Financial Corporation than owning our Common Stock. This arbitrage and hedging could, in turn, negatively affect the trading prices of the Mandatory Convertible Preferred Stock and our Common Stock.

We may elect, and shall elect if so instructed by the FRB, to accelerate the conversion date and thereby limit the period of time during which our Common Stock may appreciate as well as the period of time during which payments may be made pursuant to the Mandatory Convertible Preferred Stock.

We may elect in our sole discretion (but if so directed by the FRB, we shall so elect), to accelerate the conversion of all or a portion of the Mandatory Convertible Preferred Stock upon not less than 45 and not more than 60 days’ prior written notice.

As a consequence of any acceleration of the conversion date, the time period during which our Common Stock may appreciate is reduced as will be the time period during which you may receive payments as a holder of Mandatory Convertible Preferred Stock. Accordingly, the return on your investment in the Mandatory Convertible Preferred Stock will likely be adversely affected by any acceleration of the conversion date. In addition, if the acceleration of the conversion date is occasioned by an instruction received by the FRB, such action may be based on an assessment by the FRB that our need for additional equity capital has increased or been accelerated and, as a result, the calculation of the number of shares of our Common Stock deliverable upon conversion of the Mandatory Convertible Preferred Stock may occur at a time which the price for our Common Stock is particularly depressed.

You may suffer dilution of the Common Stock issuable upon conversion of your Mandatory Convertible Preferred Stock.

The number of shares of our Common Stock issuable upon conversion of your Mandatory Convertible Preferred Stock is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” The number of shares of our Common Stock issuable upon conversion of your Mandatory Convertible Preferred Stock is not subject to adjustment for other events, including the following:

•	the issuance of shares of our Common Stock for cash or in connection with acquisitions or other transactions, including in exchange for other of our outstanding securities;

•

the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our Common Stock under any plan;

•

the issuance of any shares of our Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

the issuance of any shares of our Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Mandatory Convertible Preferred Stock were first issued;

•	payment of regular quarterly dividends not in excess of $0.01 per share;

•	a change in the par value of the Common Stock; or

•	as a result of a tender offer solely to holders of fewer than 100 shares of our Common Stock.

The terms of the Mandatory Convertible Preferred Stock do not restrict our ability to offer shares of our Common Stock in the future or to engage in other transactions that could dilute our Common Stock. We have no obligation to consider the interests of the holders of the Mandatory Convertible Preferred Stock in engaging in any such offering or transaction. If we issue additional shares of our Common Stock, that issuance may materially and adversely affect the price of our Common Stock and, because of the relationship of the number of shares of our Common Stock you are to receive on the mandatory conversion date to the price of our Common Stock, such other events may adversely affect the trading price of the Mandatory Convertible Preferred Stock.

Holders of the Mandatory Convertible Preferred Stock will have no rights as a holder of Common Stock until they acquire our Common Stock.

Until you acquire shares of our Common Stock upon conversion, you will have no rights with respect to our Common Stock, including voting rights (except as required by law and as described under “Description of Mandatory Convertible Preferred Stock—Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on our Common Stock. To exercise any voting rights described under “Description of Mandatory Convertible Preferred Stock—Voting Rights,” you may only request that we call a special meeting of the holders of our Mandatory Convertible Preferred Stock and you may not call a meeting directly. Upon conversion, you will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our restated certificate of incorporation or bylaws requiring stockholder approval, and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment unless it would amend, alter or affect the powers, preferences or rights of the Mandatory Convertible Preferred Stock in a manner that would adversely affect the rights of holders of the Mandatory Convertible Preferred Stock, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock.

The fundamental change conversion rate may not adequately compensate you upon a fundamental change.

If a fundamental change occurs, you will be permitted to convert your shares of Mandatory Convertible Preferred Stock early, and we will deliver shares of our Common Stock calculated at the fundamental change conversion rate. A description of how the fundamental change conversion rate will be determined is set forth under “Description of Mandatory Convertible Preferred Stock—Conversion Upon Fundamental Change.” Although these features are designed to compensate you for the lost value of your Mandatory Convertible Preferred Stock, they are only an approximation of this lost value and may not adequately compensate you. Furthermore, the term “fundamental change” applies only to specific types of transactions, and if we engage in other transactions you may not receive any adjustment to the conversion rate even though the value of your Mandatory Convertible Preferred Stock may be affected.

Ratings agencies recently downgraded our securities and the deposit ratings of Regions Bank; these downgrades and any subsequent downgrades could adversely impact the price and liquidity of our securities and could have an adverse impact on our businesses and results of operations.

On May 18, 2009, Regions’ senior notes, subordinated notes and junior subordinated notes were downgraded to Baa3, Ba1 and Ba2 from A3, Baa1 and Baa1, respectively, by Moody’s Investors Service. Regions Bank’s financial strength, long-term deposits and short-term deposits were downgraded to D+, Baa1 and P-2 from C+, A2 and P-1, respectively. Regions’ off-balance sheet arrangements include facilities supporting

VRDNs, including certain standby letters of credit and standby bond purchase agreements (also referred to as “liquidity facilities”). As of May 15, 2009, Regions’ VRDN portfolio included unfunded letters of credit of approximately $4.4 billion (net of participations) and unfunded liquidity facilities of approximately $0.3 billion. The downgrades of the short-term deposits increase the risk that the VRDNs will be subject to a failed remarketing, which would result in Regions funding up to $4.7 billion of which $4.4 billion would be classified as loans and $0.3 billion as available for sale securities. It is possible that the other ratings agencies rating our debt securities and the debt securities of Regions Bank will also downgrade such obligations. In addition, the Exchange Offer may cause the ratings agencies to lower the ratings assigned to our Trust Preferred Securities and other of our securities. Any such action may lead to a downgrade of any rating assigned to our Mandatory Convertible Preferred Stock or in the assignment of a rating for such securities that is lower than might otherwise be the case.

Where Regions Bank is providing forms of credit support such as letters of credit, standby lending arrangements or other forms of credit support, a decline in short-term credit ratings may require that customers of Regions Bank seek replacement credit support from a higher rated institution. We cannot predict whether customer relationships or opportunities for future relationships could be adversely affected by customers who choose to do business with a higher rated institution.

Our Mandatory Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up of our assets.

In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay the liquidation preference of our Mandatory Convertible Preferred Stock only after all of our liabilities have been paid. In addition, our Mandatory Convertible Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock of our subsidiaries held by third parties. The rights of holders of our Mandatory Convertible Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and minority equity holders. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of our Mandatory Convertible Preferred Stock then outstanding.

You may have to pay taxes with respect to constructive distributions that you do not receive.

The conversion rate of our Mandatory Convertible Preferred Stock will be adjusted in certain circumstances. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” For U.S. federal income tax purposes, adjustments to a fixed conversion rate, or failures to make certain adjustments, that have the effect of increasing your proportionate interest in our assets or earnings and profits may result in a deemed distribution to you. Such deemed distribution will be taxable to you, even though you do not actually receive a distribution. If you are a U.S. alien holder (as defined in “Material U.S. Federal Income Tax Consequences”), such deemed distribution may be subject to U.S. federal income tax at a 30% or reduced treaty rate, collected by withholding. We will withhold the U.S. federal tax on such dividend from any cash, shares of Common Stock, or sales proceeds otherwise payable to you. See “Material U.S. Federal Income Tax Consequences.”

The secondary market for the Mandatory Convertible Preferred Stock may be illiquid.

We are unable to predict how the Mandatory Convertible Preferred Stock will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Mandatory Convertible Preferred Stock. Although we intend to apply to list the Mandatory Convertible Preferred Stock on the NYSE, there is no assurance that such listing will be granted or that a market for the Mandatory Convertible Preferred Stock will develop. The underwriters have advised us that they presently intend to make a market for the Mandatory Convertible Preferred Stock; however, they are not obligated to do so and may discontinue any market making at any time.

We can give you no assurance as to the liquidity of any market that may develop for the Mandatory Convertible Preferred Stock, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, as shares of Mandatory Convertible Preferred Stock are converted, the liquidity of the Mandatory Convertible Preferred Stock remaining outstanding may decrease. It is possible that, if the Mandatory Convertible Preferred Stock is listed, the Mandatory Convertible Preferred Stock will be delisted from the NYSE or such other exchange on which they are then listed or that trading in the Mandatory Convertible Preferred Stock could be suspended as a result of the conversion of Mandatory Convertible Preferred Stock that causes the number of these securities to fall below the applicable requirements for listing securities on the NYSE or such other exchange on which they are then listed.

The trading price of our Mandatory Convertible Preferred Stock and our Common Stock may be subject to continued significant fluctuations and volatility.

The market price of our Mandatory Convertible Preferred Stock and our Common Stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects. Such risks may be affected by:

•	Operating results that vary from the expectations of management, securities analysts and investors;

•	Developments in our businesses or in the financial sector generally;

•	Regulatory changes affecting our industry generally or our businesses and operations;

•	The operating and securities price performance of companies that investors consider to be comparable to us;

•	Announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	Changes in the credit, mortgage and real estate markets, including the markets for mortgage-related securities; and

•	Changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock markets in general and our Common Stock in particular have experienced over the past eighteen months, and continue to be experiencing, significant price and volume volatility. As a result, the market price of our Mandatory Convertible Preferred Stock and our Common Stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or business prospects. Increased volatility could result in a decline in the market price of our Mandatory Convertible Preferred Stock and our Common Stock.

We expect to issue a significant amount of Common Stock over the next six months. The issuance of a significant amount of Common Stock will be dilutive to holders of our Common Stock.

In connection with the completion of the SCAP, we have agreed with our regulators to establish an additional capital buffer by increasing our Tier 1 common equity by $2.5 billion, of which at least $400 million must be new Tier 1 equity, by November 9, 2009. We are refining the details of a comprehensive capital plan that we expect to submit to our regulators prior to the June 8, 2009 deadline established with respect to the SCAP. In addition to this offering, as part of our plan to raise common equity, on May 20, 2009: (i) we launched an Exchange Offer to exchange up to 138 million shares of our Common Stock for outstanding 6.625% Trust Preferred Securities issued by Regions Financing Trust II, upon the terms and subject to the conditions set forth in its prospectus dated May 20, 2009 and the related letter of transmittal, and (ii) we launched an underwritten public offering of our Common Stock, for which we filed a prospectus supplement to our prospectus dated May 17, 2007 on file with the SEC. Under the terms of the Exchange Offer, for each $1,000 principal amount of Trust Preferred Securities accepted for exchange, Regions will issue a number of shares of Common Stock having a value (based on the Relevant Price) equal to $700. The Exchange Offer will expire at 11:59 p.m., New York City time, on June 11, 2009, unless extended or earlier terminated. Those offerings and other future issuances of Common Stock will be dilutive to holders of our Common Stock.

Although not currently contemplated, we could also obtain any portion of the required increase in our Tier 1 common equity by exchanging (with the approval of the U.S. Treasury) a number of shares of the Series A Preferred Stock we issued to the U.S. Treasury under the Capital Purchase Program (the “CPP”) for (i) shares of mandatory convertible preferred stock issued under the U.S. Treasury’s Capital Assistance Program (“CAP”), or (ii) for Common Stock or another common equivalent security that the U.S. Treasury otherwise agrees to purchase, directly or indirectly. Such an exchange could also involve the issuance of warrants to the U.S. Treasury to purchase additional shares of our Common Stock as contemplated by the published terms of the CAP. We may need to increase our authorized capital in order to complete our comprehensive capital plan or to operate in the normal course after we complete our capital plan.

In connection with purchasing the Series A Preferred Stock, pursuant to a Letter Agreement dated November 14, 2008 and the Securities Purchase Agreement—Standard Terms attached thereto, the U.S. Treasury received a warrant to purchase 48,253,677 shares of our Common Stock at an initial per share exercise price of $10.88, subject to adjustment, which expires ten years from the issuance date, and we have agreed to provide the U.S. Treasury with registration rights covering the warrant and the underlying shares of Common Stock. Even if we were to redeem the Series A Preferred Stock this warrant may not be fully retired, and therefore that it may still be exercisable, prior to its expiration date. The issuance of additional shares of Common Stock or common equivalent securities in future equity offerings, to the U.S. Treasury under the CAP or otherwise, or as a result of the exercise of the warrant the U.S. Treasury holds, will dilute the ownership interest of the existing holders of our Common Stock. We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of Common Stock, securities convertible or exchangeable for shares of our Common Stock or common-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. The market price of our Common Stock could decline as a result of this offering or other offerings, as well as other sales of a large block of shares of our Common Stock or similar securities in the market thereafter, or the perception that such sales could occur.

In addition, the terms of the warrant we issued to the U.S. Treasury under the CPP provide that, if we issue shares of Common Stock or securities convertible or exercisable into, or exchangeable for, shares of Common Stock at a price that is less than 90% of the market price of such shares on the last trading day preceding the date of the agreement to sell such shares, the number and the per share price of Common Stock to be purchased pursuant to the warrant will be adjusted pursuant to its terms. Such anti-dilution adjustment may have a further dilutive effect on other holders of our Common Stock. We may issue additional securities convertible into or exercisable for shares of our Common Stock and such securities may also contain anti-dilution provisions.

You may not receive dividends on our Mandatory Convertible Preferred Stock or our Common Stock.

Holders of our Mandatory Convertible Preferred Stock and our Common Stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, our common stockholders are subject to the prior dividend rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding. As of March 31, 2009, there were 3,500,000 shares of our Series A Preferred Stock, with a liquidation amount of $1,000 per share, issued and outstanding. Under the terms of the Series A Preferred Stock, our ability to declare and pay dividends on or repurchase our Common Stock will be subject to restrictions in the event we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock.

We recently announced our intention to reduce our quarterly Common Stock dividend to $0.01 per share, do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could determine to eliminate our Common Stock dividend altogether. Furthermore, as long as the Series A Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our Common Stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. In addition, prior to November 14, 2011, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, increase our Common Stock dividend above $0.10 except in limited circumstances. Under the terms of our Series A Preferred Stock, our ability to declare or pay dividends on or repurchase our Common Stock or other equity or capital securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock. This could adversely affect the market price of our Common Stock. Also, we are a bank holding company and our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the FRB regarding capital adequacy and dividends.

In addition, the terms of our outstanding junior subordinated debt securities relating to certain issuances of trust preferred securities prohibit us from declaring or paying any dividends or distributions on our capital stock, including our Mandatory Convertible Preferred Stock and our Common Stock, or purchasing, acquiring, or making a liquidation payment on such stock, if we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a legal entity separate and distinct from our banking and other subsidiaries. Our principal source of cash flow, including cash flow to pay dividends to our stockholders and principal and interest on our outstanding debt, is dividends from our banking subsidiary, Regions Bank. There are statutory and regulatory limitations on the payment of dividends by Regions Bank to us, as well as by us to our stockholders. Regulations of both the FRB and the State of Alabama affect the ability of Regions Bank to pay dividends and other distributions to us and to make loans to us. Given the loss recorded at Regions Bank during the fourth quarter of 2008, under the FRB’s rules, Regions Bank does not expect to be able to pay dividends to us in the near term without first obtaining regulatory approval. If Regions Bank is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make dividend payments to holders of our Mandatory Convertible Preferred Stock or our Common Stock.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our Mandatory Convertible Preferred Stock or our Common Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, shares of our Common Stock are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At March 31, 2009, our subsidiaries’ total deposits and borrowings were approximately $117.2 billion.

Offerings of debt, which would be senior to our Mandatory Convertible Preferred Stock and our Common Stock upon liquidation, and/or preferred equity securities which may be senior to our Mandatory Convertible Preferred Stock and our Common Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Mandatory Convertible Preferred Stock and our Common Stock.

We may attempt to increase our capital resources or, if our or the capital ratio of our banking subsidiary falls below the required minimums, we or our banking subsidiary could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Mandatory Convertible Preferred Stock and our Common Stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market prices of our Mandatory Convertible Preferred Stock and our Common Stock, or both. Holders of our Mandatory Convertible Preferred Stock and our Common Stock are not entitled to preemptive rights and the anti-dilution protections of our Mandatory Convertible Preferred Stock are subject to significant limitations.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Common Stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred shares in the future that have a preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred shares with voting rights that dilute the voting power of our Mandatory Convertible Preferred Stock and our Common Stock, the rights of holders of our Mandatory Convertible Preferred Stock and our Common Stock or the market price of our Mandatory Convertible Preferred Stock and our Common Stock could be adversely affected.

Anti-takeover laws and certain agreements and charter provisions may adversely affect share value.

Certain provisions of state and federal law and our restated certificate of incorporation may make it more difficult for someone to acquire control of us without our board of directors’ approval. Under federal law, subject to certain exemptions, a person, entity or group must notify the federal banking agencies before acquiring control of a bank holding company. Acquisition of 10% or more of any class of voting stock of a bank holding company or state member bank, including shares of our Common Stock, creates a rebuttable presumption that the acquiror “controls” the bank holding company or state member bank. Also, a bank holding company must obtain the prior approval of the FRB before, among other things, acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, including Regions Bank. There also are provisions in our restated certificate of incorporation that may be used to delay or block a takeover attempt. As a result, these statutory provisions and provisions in our restated certificate of incorporation could result in Regions being less attractive to a potential acquiror.

Failure to complete the Exchange Offer successfully could negatively affect the price of our Capital Stock.

Several conditions must be satisfied or waived in order to complete the Exchange Offer, including among others that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. The conditions to the Exchange Offer may not be satisfied, and if not satisfied or waived, the Exchange Offer may not occur or may be delayed. If the Exchange Offer is not completed or is delayed, we may be subject to the following material risks:

•

the market prices of our Mandatory Convertible Preferred Stock and our Common Stock may decline to the extent that the current market prices otherwise reflect a market assumption that the Exchange Offer has been or will be completed; and

•	we may not be able to increase our Tier 1 common equity by the amount required under SCAP.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of this offering, the Exchange Offer and the Common Stock Offering on our balance sheet as of March 31, 2009, as well as the impact of this offering, the Exchange Offer and the Common Stock Offering on our earnings for the fiscal year ended December 31, 2008 and the three-month period ended March 31, 2009. Completion of the Exchange Offer and the Common Stock Offering are not conditions to the Mandatory Convertible Preferred Stock Offering and no assurance can be given that such transactions will be completed on the terms assumed for the purposes of this presentation of pro forma financial information or at all.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Mandatory Convertible Preferred Stock Offering, the Exchange Offer and the Common Stock Offering been completed as of the dates indicated or that will be realized in the future when and if the Mandatory Convertible Preferred Stock Offering, the Exchange Offer and the Common Stock Offering are consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with our historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 filed with the SEC, which are incorporated by reference into this prospectus supplement.

Unaudited Pro Forma Balance Sheets

Our unaudited pro forma condensed consolidated balance sheets as of March 31, 2009 have been presented as if this offering, the Exchange Offer and the Common Stock Offering had been completed on March 31, 2009. We have shown the pro forma impact of a “High Participation Scenario” and a “Low Participation Scenario” with respect to the Exchange Offer prepared using the assumptions set forth below. In both scenarios, we have also reflected the impact of the Exchange Offer and the Common Stock Offering. The “High Participation Scenario” assumes the exchange of all of the Trust Preferred Securities ($700 million aggregate liquidation amount) into Common Stock and the “Low Participation Scenario” assumes the exchange of 50% of the Trust Preferred Securities ($350 million aggregate liquidation amount) into Common Stock. For the purposes of this presentation we have assumed in calculating the dilutive impact of this offering that the average VWAP per share of our Common Stock is $8.86 for the 20 trading day period ended December 26, 2008 and $3.92 for the 20 trading day period ended March 27, 2009.

For purposes of this presentation, we have assumed that approximately 184 million shares of our Common Stock are issued at a price of $5.43 per share in the Common Stock Offering and that 250,000 shares of Mandatory Convertible Preferred Stock, which accrue dividends at a rate of 10.5%, are issued at a price of $1,000 per share in this offering.

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

HIGH PARTICIPATION SCENARIO

	As Reported March 31, 2009	Exchange Offer Adjustments (8)		Common Stock Offering Adjustments (8)		Mandatory Convertible Preferred Stock Offering Adjustments (8)		Pro Forma March 31, 2009
	(In millions)
Assets
Cash and due from banks	$2,429	$—		$—		$—		$2,429
Interest-bearing deposits in other banks	2,288	—		969	(6)	242	(7)	3,499
Federal funds sold and securities purchased under agreements to resell	418	—		—		—		418
Trading account assets	1,348	—		—		—		1,348
Securities available for sale	20,970	—		—		—		20,970
Securities held to maturity	45	—		—		—		45
Loans held for sale	1,956	—		—		—		1,956
Loans, net of unearned income	95,686	—		—		—		95,686
Allowance for loan losses	(1,861)	—		—		—		(1,861)

Net loans	93,825	—		—		—		93,825
Other interest-earnings assets	849	—		—		—		849
Premises and equipment, net	2,808	—		—		—		2,808
Interest receivable	426	—		—		—		426
Goodwill	5,551	—		—		—		5,551
Mortgage servicing rights	161	—		—		—		161
Other identifiable intangible assets	603	—		—		—		603
Other assets	8,303	—		—		—		8,303

Total assets	$141,980	$—		$969		$242		$143,191

Liabilities and Stockholders’ Equity
Liabilities:
Total deposits	$93,536	$—		$—		$—		$93,536
Total borrowed funds	28,115	(700	)(1)	—		—		27,415
Other liabilities	3,512	91	(2)	—		—		3,603

Total liabilities	125,163	(609)		—		—		124,554
Stockholders’ equity:
Preferred stock	3,316	—		—		242	(7)	3,558
Common stock	7	1	(5)	2	(6)	—		10
Additional paid-in capital	16,828	478	(3)	967	(6)	—		18,273
Retained earnings (deficit)	(1,913)	130	(4)	—		—		(1,783)
Treasury stock, at cost	(1,415)	—		—		—		(1,415)
Accumulated other comprehensive (loss), net	(6)	—		—		—		(6)

Total stockholders’ equity	16,817	609		969		242		18,637

Total liabilities and stockholders’ equity	$141,980	$—		$969		$242		$143,191

Total common shares outstanding	695	90	(5)	184	(6)	—		969

(1)	Assumes 100% of the carrying amount of the Exchange Offer will be executed.
(2)	Income taxes estimated upon exchange of the Trust Preferred Securities.
(3)	Additional Paid In Capital (APIC) in respect of newly issued common stock. Assumes pricing at 70% of the liquidation amount of the Trust Preferred Securities.
(4)	Represents the after tax gain given the assumptions in note (3) above.
(5)	Assumes same exchange ratio in note (3) and a stock price of $5.43 per share (the May 18, 2009 closing price for our Common Stock on the NYSE).
(6)	Assumes $1.0 billion in Common Stock is issued at $5.43 per share.
(7)	Represents proceeds and classification of Mandatory Convertible Preferred Stock.
(8)	Adjustments are reflected net of issuance costs.

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

LOW PARTICIPATION SCENARIO

	As Reported March 31, 2009	Exchange Offer Adjustments (8)		Common Stock Offering Adjustments (8)		Mandatory Convertible Preferred Stock Offering Adjustments (8)		Pro Forma March 31, 2009
	(In millions)
Assets
Cash and due from banks	$2,429	$—		$—		$—		$2,429
Interest-bearing deposits in other banks	2,288	—		969	(6)	242	(7)	3,499
Federal funds sold and securities purchased under agreements to resell	418	—		—		—		418
Trading account assets	1,348	—		—		—		1,348
Securities available for sale	20,970	—		—		—		20,970
Securities held to maturity	45	—		—		—		45
Loans held for sale	1,956	—		—		—		1,956
Loans, net of unearned income	95,686	—		—		—		95,686
Allowance for loan losses	(1,861)	—		—		—		(1,861)

Net loans	93,825	—		—		—		93,825
Other interest-earnings assets	849	—		—		—		849
Premises and equipment, net	2,808	—		—		—		2,808
Interest receivable	426	—		—		—		426
Goodwill	5,551	—		—		—		5,551
Mortgage servicing rights	161	—		—		—		161
Other identifiable intangible assets	603	—		—		—		603
Other assets	8,303	—		—		—		8,303

Total assets	$141,980	$—		$969		$242		$143,191

Liabilities and Stockholders’ Equity
Liabilities:
Total deposits	$93,536	$—		$—		$—		$93,536
Total borrowed funds	28,115	(350	)(1)	—		—		27,765
Other liabilities	3,512	51	(2)	—		—		3,563

Total liabilities	125,163	(299)		—		—		124,864
Stockholders’ equity:
Preferred stock	3,316	—		—		242	(7)	3,558
Common stock	7	—		2	(6)	—		9
Additional paid-in capital	16,828	234	(3)	967	(6)	—		18,029
Retained earnings (deficit)	(1,913)	65	(4)	—		—		(1,848)
Treasury stock, at cost	(1,415)	—		—		—		(1,415)
Accumulated other comprehensive (loss), net	(6)	—		—		—		(6)

Total stockholders’ equity	16,817	299		969		242		18,327

Total liabilities and stockholders’ equity	$141,980	$—		$969		$242		$143,191

Total common shares outstanding	695	45	(5)	184	(6)	—		924

(1)	Assumes 50% of the carrying amount of the Exchange Offer will be executed.
(2)	Income taxes estimated upon exchange of the Trust Preferred Securities.
(3)	APIC in respect of newly issued common stock. Assumes pricing at 70% of the liquidation amount of the Trust Preferred Securities.
(4)	Represents the after tax gain given the assumptions in note (3) above.
(5)	Assumes same exchange ratio in note (3) and a stock price of $5.43 per share.
(6)	Assumes $1.0 billion in Common Stock is issued at $5.43 per share.
(7)	Represents proceeds and classification of Mandatory Convertible Preferred Stock.
(8)	Adjustments are reflected net of issuance costs.

Unaudited Pro Forma Earnings Implications

The following presents the pro forma impact of the Mandatory Convertible Preferred Stock Offering, the Exchange Offer and the Common Stock Offering on certain unaudited condensed consolidated statement of operations items and earnings per share for the fiscal year ended December 31, 2008 and the three-month period ended March 31, 2009 as if this offering, the Exchange Offer and the Common Stock Offering had been completed on January 1, 2008. Earnings were not affected on a pro forma basis by the Common Stock Offering although pro forma earnings per share calculations are affected by the additional shares of Common Stock assumed to be issued in the Common Stock Offering.

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HIGH PARTICIPATION SCENARIO

	Three Months Ended March 31, 2009						Twelve Months Ended December 31, 2008
	As Reported	Exchange Offer Adjustments		Mandatory Convertible Preferred Stock Offering Adjustments		Pro Forma	As Reported	Exchange Offer Adjustments		Mandatory Convertible Preferred Stock Offering Adjustments		Pro Forma
	(In millions, except per share data)
Net interest income	$809	$12	(1)	$—		$821	$3,843	$46	(1)	$—		$3,889
Provision for loan losses	425	—		—		425	2,057	—		—		2,057

Net interest income after provision for loan losses	384	12		—		396	1,786	46		—		1,832
Non-interest income	1,066	—		—		1,066	3,073	—		—		3,073
Non-interest expense	1,058	(210	)(2)			848	10,792	(210	)(2)	—		10,582

Income (loss) before income taxes from continuing operations	392	222		—		614	(5,933)	256		—		(5,677)
Income tax expense (benefit)	315	84		—		399	(348)	97		—		(251)

Income (loss) from continuing operations	$77	$138		$—		$215	$(5,585)	$159		$—		$(5,426)

Loss from discontinued operations	—	—		—		—	(11)	—		—		(11)

Net income (loss)	$77	$138		$—		$215	$(5,596)	$159		$—		$(5,437)

Income (loss) from continuing operations available to common shareholders	26	138		(7	)(4)	157	(5,611)	159		(26	)(4)	(5,478)
Net income available to common shareholders	$26	$138		$(7)		$157	$(5,622)	$159		$(26)		$(5,489)

Weighted-average number of shares outstanding:
Basic	693	274	(3)	—		967	695	274	(3)	—		969
Diluted	694	274	(3)	—	(5)	968	695	274	(3)	—	(6)	969

Earnings (loss) per common share from continuing operations:
Basic	$0.04					$0.16	$(8.07)					$(5.65)
Diluted	0.04					0.16	(8.07)					(5.65)

Earnings (loss) per common share:
Basic	$0.04					$0.16	$(8.09)					$(5.66)
Diluted	0.04					0.16	(8.09)					(5.66)

(1)	Represents reduction of interest expense recognized during the respective period related to the Trust Preferred Securities issuance.
(2)	Represents the gain on extinguishment of 100% of the Trust Preferred Securities issuance.
(3)	Represents increased shares outstanding due to the $1.0 billion common equity issuance and the exchange of 100% of the Trust Preferred Securities at 70% of the liquidation amount, both at $5.43 per share.
(4)	Represents preferred dividends at an assumed 10.5% on the Mandatory Convertible Preferred Stock.
(5)	The dilutive impact of the Mandatory Convertible Preferred Stock is not required as the impact would be antidilutive. Had the effect been dilutive, the total dilutive shares would be 46 million, which is calculated based on the Conversion Rate resulting in the reference price of $5.43.
(6)	Dilutive effect is not required due to the loss reported for 2008 and thus an antidilutive result. Had Regions reported income for the year ended December 31, 2008, the dilutive effect of this issuance would have been approximately 42 million shares, calculated based on the threshold appreciation price of $5.97.

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

LOW PARTICIPATION SCENARIO

	Three Months Ended March 31, 2009						Twelve Months Ended December 31, 2008
	As Reported	Exchange Offer Adjustments		Mandatory Convertible Preferred Stock Offering Adjustments		Pro Forma	As Reported	Exchange Offer Adjustments		Mandatory Convertible Preferred Stock Offering Adjustments		Pro Forma
	(In millions, except per share data)
Net interest income	$809	$6	(1)	$—		$815	$3,843	$23	(1)	$—		$3,866
Provision for loan losses	425	—		—		425	2,057	—				2,057

Net interest income after provision for loan losses	384	6		—		390	1,786	23		—		1,809
Non-interest income	1,066	—		—		1,066	3,073	—				3,073
Non-interest expense	1,058	(105	)(2)			953	10,792	(105	)(2)			10,687

Income (loss) before income taxes from continuing operations	392	111		—		503	(5,933)	128		—		(5,805)
Income tax expense (benefit)	315	42		—		357	(348)	49		—		(299)

Income (loss) from continuing operations	$77	$69		$—		$146	$(5,585)	$79		$—		$(5,506)

Loss from discontinued operations	—	—		—		—	(11)	—		—		(11)

Net income (loss)	$77	$69		$—		$146	$(5,596)	$79		$—		$(5,517)

Income (loss) from continuing operations available to common shareholders	26	69		(7	)(4)	88	(5,611)	79		(26	)(4)	(5,558)
Net income available to common shareholders	$26	$69		$(7)		$88	$(5,622)	$79		$(26)		$(5,569)

Weighted-average number of shares outstanding:
Basic	693	229	(3)	—		922	695	229	(3)	—		924
Diluted	694	229	(3)	—	(5)	923	695	229	(3)	—	(6)	924

Earnings (loss) per common share from continuing operations:
Basic	$0.04					$0.10	$(8.07)					$(6.02)
Diluted	0.04					0.10	(8.07)					(6.02)

Earnings (loss) per common share:
Basic	$0.04					$0.10	$(8.09)					$(6.03)
Diluted	0.04					0.10	(8.09)					(6.03)

(1)	Represents reduction of interest expense recognized during the respective period related to the Trust Preferred Securities issuance.
(2)	Represents the gain on extinguishment of 50% of the Trust Preferred Securities issuance.
(3)	Represents increased shares outstanding due to the $1.0 billion common equity issuance and the exchange of 50% of the Trust Preferred Securities at 70% of the liquidation amount, both at $5.43 per share.
(4)	Represents preferred dividends at an assumed 10.5% on the Mandatory Convertible Preferred Stock.
(5)	The dilutive impact of the Mandatory Convertible Preferred Stock is not required as the impact would be antidilutive. Had the effect been dilutive, the total dilutive shares would be 46 million, which is calculated based on the Conversion Rate resulting in the reference price of $5.43.
(6)	Dilutive effect is not required due to the loss reported for 2008 and thus an antidilutive result. Had Regions reported income for the year ended December 31, 2008, the dilutive effect of this issuance would have been approximately 42 million shares, calculated based on the threshold appreciation price of $5.97.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $             (or approximately $             if the underwriters exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock in full), after deduction of underwriting discounts and commissions and estimated expenses payable by us. We expect to use the net proceeds from the sale of our Mandatory Convertible Preferred Stock for general corporate purposes.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

Our consolidated ratios of earnings to combined fixed charges and preferred dividends (from continuing operations) for the three months ended March 31, 2009 and 2008 and for each of the five fiscal years ended December 31, 2008, 2007, 2006, 2005 and 2004 are as follows:

	Three Months Ended March 31				Year Ended December 31
	2009		2008		2008		2007		2006		2005		2004
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (1):
Excluding interest on deposits	2.25	x	2.78	x	(4.48	)x	2.89	x	3.86	x	3.64	x	4.06	x
Including interest on deposits	1.53		1.63		(1.12)		1.54		1.84		1.89		2.30

(1)	For purposes of computing the ratio of earnings to combined fixed charges and preferred dividends, earnings as adjusted consists of income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, consists of interest expense on short-term and long-term borrowings, amortization of deferred debt costs, and the estimated interest portion of rent expense. Preferred dividends consist of dividends on our Series A Preferred Stock for the three months ended March 31, 2009 and for the year ended December 31, 2008.

CAPITALIZATION

The following tables set forth the carrying amount of our capitalization, as of March 31, 2009, on an actual basis and on the pro forma basis described in “Unaudited Pro Forma Financial Information” to reflect: (i) completion of this offering, (ii) completion of the concurrent Exchange Offer under both the High and Low Participation Scenarios and (iii) completion of the concurrent Common Stock Offering. These tables should be read in conjunction with the information set forth under “Unaudited Pro Forma Financial Information” and our unaudited consolidated financial statements set forth in our Quarterly Report on Form 10-Q/A for the three months ended March 31, 2009, which are incorporated by reference into this document.

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED CAPITALIZATION TABLE

HIGH PARTICIPATION SCENARIO

	As of March 31, 2009
	Actual	Exchange Offer Adjustments	Common Stock Offering Adjustments	Mandatory Convertible Preferred Stock Offering Adjustments	Pro Forma
	(In millions)
Long-term debt:
Senior Notes	$4,846	$—	$—	$—	$4,846
Subordinated Notes	5,309	(700)	—	—	4,609
Federal Home Loan Bank structured advances	1,601	—	—	—	1,601
Other Federal Home Loan Bank advances	6,218	—	—	—	6,218
Other long-term debt	474	—	—	—	474
Valuation adjustments on hedged long-term debt	314	—	—	—	314

Total long-term debt	$18,762	$(700)	$—	$—	$18,062

Stockholders’ equity
Preferred stock	$3,316	—	—	$242	$3,558
Common stock	7	1	2	—	10
Additional paid-in capital	16,828	478	967	—	18,273
Retained earnings (deficit)	(1,913)	130	—	—	(1,783)
Treasury stock, at cost	(1,415)	—	—	—	(1,415)
Accumulated other comprehensive income (loss), net	(6)	—	—	—	(6)

Total stockholders’ equity	$16,817	$609	$969	$242	$18,637

Total long-term debt and stockholders’ equity	$35,579	$(91)	$969	$242	$36,699

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED CAPITALIZATION TABLE

LOW PARTICIPATION SCENARIO

	As of March 31, 2009
	Actual	Exchange Offer Adjustments	Common Stock Offering Adjustments	Mandatory Convertible Preferred Stock Offering Adjustments	Pro Forma
	(In millions)
Long-term debt:
Senior Notes	$4,846	$—	$—	$—	$4,846
Subordinated Notes	5,309	(350)	—	—	4,959
Federal Home Loan Bank structured advances	1,601	—	—	—	1,601
Other Federal Home Loan Bank advances	6,218	—	—	—	6,218
Other long-term debt	474	—	—	—	474
Valuation adjustments on hedged long-term debt	314	—	—	—	314

Total long-term debt	$18,762	$(350)	$—	$—	$18,412

Stockholders’ equity
Preferred stock	$3,316	—	—	$242	$3,558
Common stock	7	—	2	—	9
Additional paid-in capital	16,828	234	967	—	18,029
Retained earnings (deficit)	(1,913)	65	—	—	(1,848)
Treasury stock, at cost	(1,415)	—	—	—	(1,415)
Accumulated other comprehensive income (loss), net	(6)	—	—	—	(6)

Total stockholders’ equity	$16,817	$299	$969	$242	$18,327

Total long-term debt and stockholders’ equity	$35,579	$(51)	$969	$242	$36,739

PRICE RANGE OF SHARES OF COMMON STOCK AND DIVIDENDS DECLARED

Our Mandatory Convertible Preferred Stock is a new issue for which there is no existing market. We intend to apply to list the Mandatory Convertible Preferred Stock on the NYSE.

Our Common Stock is currently listed on the NYSE under the symbol “RF”. As of April 30, 2009, there were 695,030,000 shares of Common Stock issued and outstanding. As of May 12, 2009, there were approximately 82,884 shareholders of record of our Common Stock.

The following table provides the high and low intraday sales price per share of our Common Stock during the periods indicated, as reported on Bloomberg, and cash dividends declared per share of our Common Stock during such periods.

	Share Prices		Cash Dividends Declared Per Share of Common Stock
	Low	High
2009:
Second Quarter (through May 19, 2009)	$3.68	$7.60	$0.01
First Quarter	$2.35	$9.07	$0.10

2008:
Fourth Quarter	$6.85	$14.50	$0.10
Third Quarter	$6.41	$19.80	$0.10
Second Quarter	$10.31	$24.31	$0.38
First Quarter	$17.90	$25.84	$0.38

2007:
Fourth Quarter	$22.84	$31.23	$0.38
Third Quarter	$28.90	$34.44	$0.36
Second Quarter	$32.87	$36.66	$0.36
First Quarter	$33.83	$38.17	$0.36

On May 19, 2009, the last reported sale price of our Common Stock on the NYSE was $5.24.

DIVIDEND POLICY

The amount of future dividends on our Mandatory Convertible Preferred Stock and our Common Stock will depend on earnings, financial condition, capital requirements and other factors, and will generally be determined by our board of directors on a quarterly basis.

On April 16, 2009, our board of directors decreased the quarterly dividend on our Common Stock from $0.10 to $0.01 per share. This action will permit us to retain approximately $250 million of capital on an annual basis. The next quarterly dividend is payable on July 1, 2009 to stockholders of record as of June 17, 2009.

The FRB requires bank holding companies like Regions to act as a source of financial strength to their subsidiary banks. Accordingly, we are required to inform and consult with the FRB before paying dividends that could raise safety and soundness concerns. Due to the challenges presented by the current economic and regulatory environment, we do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could further reduce or eliminate our Common Stock dividend. In any event, due to our participation in the CPP, prior to November 14, 2011, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury would be required for us to, among other things, increase our Common Stock dividend above $0.10 except in limited circumstances.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a summary of some of the terms of the Mandatory Convertible Preferred Stock. This summary contains a description of the material terms of the Mandatory Convertible Preferred Stock but is not necessarily complete. The following summary of the terms and provisions of the Mandatory Convertible Preferred Stock is qualified in its entirety by reference to the pertinent sections of our restated certificate of incorporation, including the certificate of designations creating the Mandatory Convertible Preferred Stock. We refer you to the documents referred to in the following description, copies of which are available upon request as described under “Where You Can Find More Information.”

General

Under our restated certificate of incorporation, our board of directors is authorized, without further shareholder action, to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of up to 10,000,000 shares of preferred stock, par value $1 per share, in one or more series. Prior to this offering, we had 6,500,000 shares of authorized preferred stock which were undesignated as to series. On November 14, 2008, pursuant to the CPP, we issued to the U.S. Treasury 3,500,000 shares of our Series A Preferred Stock, having a liquidation amount per share equal to $1,000 for a total price of $3.5 billion. The terms of the Series A Preferred Stock are described in the section entitled “Description of Capital Stock.” At the consummation of this offering, we will issue 250,000 shares of Mandatory Convertible Preferred Stock. In addition, we have granted the underwriters an option to purchase up to 37,500 additional shares of Mandatory Convertible Preferred Stock in accordance with the procedures set forth in “Underwriting.”

When issued, the Mandatory Convertible Preferred Stock, and our Common Stock issuable upon the conversion of the Mandatory Convertible Preferred Stock, will be fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of the Company of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of both the Mandatory Convertible Preferred Stock and the Common Stock is Computershare Investor Services LLC.

Ranking

The Mandatory Convertible Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to our Common Stock and to each other class of capital stock or series of preferred stock established after the original issue date of the Mandatory Convertible Preferred Stock (which we will refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding up (which we will refer to collectively as “Junior Stock”);

•

on parity with the Series A Preferred Stock and with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding up, in each case without regard to whether dividends accrue cumulatively or non-cumulatively (which we will refer to collectively as “Parity Stock”); and

•

junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding up (which we will refer to collectively as “Senior Stock”).

Dividends

Holders of shares of Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of     % per share on the liquidation amount thereof of $1,000.00 per share of Mandatory Convertible Preferred Stock (equivalent to $             per annum per share), payable as described under “—Method of Payment of Dividends” below. Dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on February 15, May 15, August 15 and November 15 of each year through November 15, 2010, commencing August 15, 2009, and on December 15, 2010 (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. For purposes hereof, a “dividend period” shall refer to a date commencing on and including a Dividend Payment Date (or if no Dividend Payment Date has occurred, commencing on and including the Issue Date), and ending on and including the day immediately preceding the next succeeding Dividend Payment Date. Dividends will be payable to holders of record as they appear on our stock register on the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date but only to the extent a dividend has been declared to be payable on such Dividend Payment Date (each, a “Record Date”). Accumulations of dividends on shares of Mandatory Convertible Preferred Stock do not bear interest. Dividends payable on the Mandatory Convertible Preferred Stock for any period other than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months. The initial dividend on the Mandatory Convertible Preferred Stock for the first dividend period, assuming the issue date is May     , 2009, is expected to be $             per share (based on the annual dividend rate of     % and a liquidation amount of $1,000.00 per share) and will be payable, if declared, on August 15, 2009. Each subsequent quarterly dividend on the Mandatory Convertible Preferred Stock, when and if declared, will be $              per share (based on the annual dividend rate of     % and a liquidation amount of $1,000.00 per share).

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of Common Stock have been set apart for the payment of such dividend, upon all outstanding shares of Mandatory Convertible Preferred Stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Mandatory Convertible Preferred Stock, is limited by the terms of our outstanding junior subordinated debt securities relating to certain issuances of trust preferred securities, which prohibit us from declaring or paying any cash dividends or cash distributions on our capital stock, including our Mandatory Convertible Preferred Stock and our Common Stock, or purchasing, acquiring or making a liquidation payment on such stock if we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing. As a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the FRB regarding capital adequacy standards. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law.

Method of Payment of Dividends

All dividends paid prior to the conversion of the Mandatory Convertible Preferred Stock shall be paid in cash. All dividends paid upon the conversion of the Mandatory Convertible Preferred Stock pursuant to the provisions described under “—Conversion Upon Fundamental Change” and “—Early Conversion at the Option of the Company” shall be paid by delivery of Common Stock. All dividends (or any portion of any dividend) on the Mandatory Convertible Preferred Stock (including accrued and unpaid dividends) payable upon conversion of the Mandatory Convertible Preferred Stock pursuant to the provisions described under “—Mandatory Conversion” and “—Conversion at the Option of the Holder” may, in our sole discretion, be paid:

•	in cash;

•	by delivery of shares of our Common Stock; or

•	through any combination of cash and our Common Stock.

If we pay any dividend or portion thereof in shares of our Common Stock, such shares shall be valued for such purpose at 97% of the average VWAP per share of our Common Stock for the five trading days of the dividend reference period. The “dividend reference period” shall be:

•

in the case of a payment of dividends upon a conversion on the mandatory conversion date, the five consecutive trading days ending on the second trading day immediately preceding the mandatory conversion date;

•

in the case of a payment of dividends upon a conversion pursuant to the provisions described under “—Conversion at the Option of the Holder,” the five consecutive trading days commencing on the third trading day immediately following the date on which we receive a notice of conversion from the holder; and

•

in the case of a payment of dividends upon a conversion pursuant to the provisions described under “—Conversion Upon Fundamental Change” or “—Early Conversion of the Option of the Company,” the five consecutive trading days ending on the trading day immediately preceding the effective date of the fundamental change or, in the case of an early conversion at our option, the deemed “effective date.”

If we pay any dividend or portion thereof in shares of our Common Stock,

•

in the case of a payment of dividends upon a conversion on the mandatory conversion date, we will give the holders of the Mandatory Convertible Preferred Stock notice of any such election and the portion of such payment that will be made in Common Stock 10 trading days prior to the mandatory conversion date, and we will deliver shares of our Common Stock and cash, if applicable, in respect of such payment on the mandatory conversion date; and

•

in the case of a payment of dividends upon a conversion pursuant to the provisions described under “—Conversion at the Option of the Holder” we will give each converting holder of the Mandatory Convertible Preferred Stock notice of any such election and the portion of such payment that will be made in Common Stock no later than two trading days after we receive notice of conversion from such holder, and we will deliver shares of our Common Stock and cash, if applicable, in respect of such payment no later than the eighth trading day after the applicable early conversion date, subject to the provisions for accrued dividends described under “—Conversion at the Option of the Holder.”

If you are a U.S. alien holder (as defined in “Material U.S. Federal Income Tax Consequences”), dividends generally will be subject to U.S. federal income tax at a 30% or reduced treaty rate, as described more fully under “Material U.S. Federal Income Tax Consequences—U.S. Alien Holders—Distributions on Mandatory Convertible Preferred Stock and Common Stock.” We will withhold such U.S. federal income tax from amounts otherwise payable to you which, in the case of dividends paid in shares of Common Stock, we may do by withholding a portion of such shares for our transfer agent to sell on our behalf and by using the proceeds from those sales to pay such withholding tax.

If we do not provide notice of our election to pay any dividend, or a portion thereof, upon the conversion of the Mandatory Convertible Preferred Stock pursuant to the provisions described under “—Mandatory Conversion” or “—Conversion at the Option of the Holder,” in Common Stock as described above, we will pay such dividend entirely in cash.

For purposes of this Description of Mandatory Convertible Preferred Stock, the following terms have the meanings set forth below:

For purposes of determining the conversion rate, “volume weighted average price” or “VWAP” per share of our Common Stock on any trading day means such price as displayed on Bloomberg (or any successor service) page RF <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our Common Stock on such trading day as determined by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” means the average of the volume weighted average price for each trading day in the relevant period.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange is open for trading, or, if our Common Stock (or any other securities, cash or other property into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any reorganization event) is not listed on the New York Stock Exchange any day on which the principal national securities exchange on which our Common Stock (or such other property) is listed is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means any of the following events that has occurred:

•

any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to our Common Stock or in futures or option contracts relating to our Common Stock on the relevant exchange or quotation system;

•

any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, our Common Stock on the relevant exchange or quotation system or futures or options contracts relating to our Common Stock on any relevant exchange or quotation system; or

•

the failure to open of the exchange or quotation system on which futures or options contracts relating to our Common Stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

Notwithstanding the foregoing, in no event will the number of shares of our Common Stock delivered upon conversion of the Mandatory Convertible Preferred Stock, including any shares delivered in connection with any dividend payment as described under “—Conversion Upon Fundamental Change,” exceed twice the maximum conversion rate (as defined below), subject to adjustment in the same manner as each fixed conversion rate as set forth under “—Anti-dilution Adjustments.” We refer to this provision as the “share cap.” To the extent we deliver the maximum number of whole shares of Common Stock equal to the share cap on the Mandatory Convertible Preferred Stock in accordance with the provisions set forth above, we will be deemed to have paid in full all accrued and unpaid dividends on such Mandatory Convertible Preferred Stock. However, in our sole discretion, we may elect to pay any such deficiency resulting from the share cap in cash.

So long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, except as provided below in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accrued and unpaid dividends for all past quarterly dividend periods, including the latest completed dividend period, on all outstanding shares of Mandatory Convertible Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Mandatory Convertible Preferred Stock on the applicable record date).

The limitations on distributions described in the paragraph above shall not apply to:

(i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount;

(ii) purchases or other acquisitions by any broker-dealer subsidiary of Regions solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business;

(iii) purchases by any broker-dealer subsidiary of Regions of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary;

(iv) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan;

(v) the acquisition by us or any of our subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; and

(vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the date when the Mandatory Convertible Preferred Stock was first issued or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of our consolidated financial statements most recently filed with the SEC prior to the date when Mandatory Convertible Preferred Stock was first issued) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such Dividend Payment Dates, on a dividend payment date falling within a dividend period related to such Dividend Payment Date) in full upon the Mandatory Convertible Preferred Stock and any shares of Parity Stock, all dividends declared on the Mandatory Convertible Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a dividend period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock (including, if applicable as provided above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such Dividend Payment Dates, on a dividend payment date falling within a dividend period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, we will provide written notice to the holders of Mandatory Convertible Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

Redemption

The Mandatory Convertible Preferred Stock will not be redeemable.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary , each holder of Mandatory Convertible Preferred Stock will be entitled to receive out of our assets available for distribution to our shareholders, subject to rights of our creditors, before any payment or distribution is made to holders of Junior Stock (including our Common Stock), payment in full of the amount of $1,000.00 per share of the Mandatory Convertible Preferred Stock, plus accrued and unpaid dividends, whether or not declared, on the shares to the date fixed for liquidation, dissolution or winding up. If in any such distribution our assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of the Mandatory Convertible Preferred Stock and any other stock ranking equally with the Mandatory Convertible Preferred Stock as to such distribution, the holders of the Mandatory Convertible Preferred Stock and such other stock will share ratably in any such distribution in proportion to the full accrued and unpaid respective distributions to which they are entitled. After payment of the full amount of the liquidation preference accrued and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale, lease or exchange (for cash, securities or other property) of all or substantially all our assets , nor our merger or consolidation with any other corporation or other entity, will be deemed to be liquidation, dissolution or winding up.

The certificate of designations for the Mandatory Convertible Preferred Stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Mandatory Convertible Preferred Stock will have no voting rights except as set forth below or as otherwise required by law from time to time.

In addition to any other vote or consent of stockholders required by law or our restated certificate of incorporation, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Mandatory Convertible Preferred Stock and all other Parity Stock having similar voting rights that are exercisable, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, or by written consent in lieu of such meeting, will be required to:

(i)

amend or alter the certificate of designations for the Mandatory Convertible Preferred Stock or the restated certificate of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to Mandatory Convertible Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on our liquidation, dissolution or winding up;

(ii)	amend, alter or repeal any provision of the certificate of designations for the Mandatory Convertible Preferred Stock or the restated certificate of incorporation (including, unless no vote on such merger or consolidation is required in accordance with clause (iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or

(iii)	consummate a binding share exchange or reclassification involving the Mandatory Convertible Preferred Stock, or of a merger or consolidation of us with another corporation or other entity, unless in each case (x) the shares of Mandatory Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to Mandatory Convertible Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon our liquidation, dissolution or winding up will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Mandatory Convertible Preferred Stock.

Each share of Mandatory Convertible Preferred Stock shall be entitled to one vote.

Mandatory Conversion

Each share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on December 15, 2010 (the “mandatory conversion date”), into a number of shares of Common Stock equal to the conversion rate described below. In addition to the Common Stock issuable upon conversion of each share of Mandatory Convertible Preferred Stock on the mandatory conversion date, holders will have the right to receive an amount equal to all accrued and unpaid dividends on the Mandatory Convertible Preferred Stock (in cash, Common Stock or a combination thereof as provided above under “—Method of Payment of Dividends”), whether or not declared prior to that date, for the then-current dividend period ending on the mandatory conversion date and all prior dividend periods (other than previously declared dividends on the Mandatory Convertible Preferred Stock payable to holders of record as of a prior date), provided that we are legally permitted to pay such dividends at such time.

The conversion rate, which is the number of shares of Common Stock issuable upon conversion of each share of Mandatory Convertible Preferred Stock on the applicable conversion date (excluding shares of Common Stock, if any, issued in respect of accrued and unpaid dividends), will, subject to adjustment as described under “—Anti-dilution Adjustments” below, be as follows:

•

if the applicable market value (as defined below) of our Common Stock is equal to or greater than $            , which we call the “threshold appreciation price,” then the conversion rate will be              shares of our Common Stock per share of Mandatory Convertible Preferred Stock (the “minimum conversion rate”), which is equal to $1,000 divided by the threshold appreciation price;

•

if the applicable market value of our Common Stock is less than the threshold appreciation price but greater than $            , which we call the “initial price,” then the conversion rate will be equal to $1,000 divided by the applicable market value of our Common Stock; or

•

if the applicable market value of our Common Stock is less than or equal to the initial price, then the conversion rate will be              shares of Common Stock per share of Mandatory Convertible Preferred Stock (the “maximum conversion rate”), which is equal to $1,000 divided by the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price and the threshold appreciation price are each subject to adjustment as described under “—Anti-dilution Adjustments” below.

Accordingly, assuming that the market price of our Common Stock on the mandatory conversion date is the same as the applicable market value, the aggregate market value of the shares of Common Stock you receive upon mandatory conversion will be:

•	greater than the liquidation preference of the Mandatory Convertible Preferred Stock, if the applicable market value is greater than the threshold appreciation price,

•	equal to the liquidation preference, if the applicable market value is less than or equal to the threshold appreciation price and greater than or equal to the initial price, and

•	less than the liquidation preference, if the applicable market value is less than the initial price.

“Applicable market value” means the average VWAP per share of our Common Stock (or any other securities, cash or other property into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any reorganization event) for the 20 consecutive trading-day period ending on the third trading day immediately preceding the mandatory conversion date.

The initial price is $            . The threshold appreciation price represents an approximately     % appreciation over the initial price.

Conversion

Conversion into shares of Common Stock will occur on the mandatory conversion date, unless you or we have converted your shares of Mandatory Convertible Preferred Stock prior to the mandatory conversion date in the manner described in “—Conversion at the Option of the Holder,” “—Early Conversion at the Option of the Company” or “—Conversion Upon Fundamental Change.”

On the mandatory conversion date, if shares of Mandatory Convertible Preferred Stock are held in certificated form and you have complied with some additional procedures set forth in the certificate of designations, certificates representing shares of our Common Stock will be issued and delivered to you or your designee upon presentation and surrender of the certificate evidencing the Mandatory Convertible Preferred Stock.

The person or persons entitled to receive the shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Conversion at the Option of the Holder

Other than during the fundamental change conversion period (as defined below), holders of the Mandatory Convertible Preferred Stock have the right to convert the Mandatory Convertible Preferred Stock, in whole or in part, at any time prior to the mandatory conversion date, into shares of our Common Stock at the minimum conversion rate of              shares of Common Stock per share of Mandatory Convertible Preferred Stock, subject to adjustment as described under “—Anti-dilution Adjustments” below.

In addition to the number of shares of Common Stock issuable upon conversion of each share of Mandatory Convertible Preferred Stock at the option of the holder on any date on which a holder converts shares of Mandatory Convertible Preferred Stock at such holder’s option (the “early conversion date”), subject to the share cap, we will pay (in cash, Common Stock or a combination thereof as provided above under “—Method of Payment of Dividends”) an amount equal to all accrued and unpaid dividends on such converted share(s) of Mandatory Convertible Preferred Stock, whether or not declared prior to that date, for the portion of the then-current dividend period until the early conversion date and all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding the early conversion date; provided that we are then legally permitted to pay such dividends.

Notwithstanding the foregoing, in the case of a conversion that occurs during the period from 5:00 p.m., New York City time, on a Record Date for any dividend to 9:00 a.m., New York City time, on the following Dividend Payment Date:

•	the holder of record of the converted share(s) of Mandatory Convertible Preferred Stock on such Record Date will receive such dividend on such Dividend Payment Date;

•

the holder who delivers such share(s) of Mandatory Convertible Preferred Stock for conversion will receive any accrued and unpaid dividends on such share(s), as described in the preceding paragraph, for all prior dividend periods ending on or prior to the next preceding Dividend Payment Date, but shall not be entitled to receive any accrued dividends for the portion of the then-current dividend period until the early conversion date; and

•

share(s) of Mandatory Convertible Preferred Stock surrendered for conversion during such period must be accompanied by an amount in cash equal to (i) the dividend payable on the following Dividend Payment Date with respect to the share(s) so converted, minus (ii) the amount of accrued dividends for the portion of the then-current dividend period until the early conversion date.

Except as described above, upon any conversion of our Mandatory Convertible Preferred Stock at the option of the holder, we will make no payment or allowance for unpaid dividends on our Mandatory Convertible Preferred Stock.

Conversion Upon Fundamental Change

If a fundamental change (as defined below) occurs prior to December 15, 2010, we will provide for the conversion of shares of the Mandatory Convertible Preferred Stock by:

•

permitting holders to submit their shares of the Mandatory Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (the “effective date”) and ending on the earlier of (i) the mandatory conversion date and (ii) the date that is 20 days after the effective date at the conversion rate (the “fundamental change conversion rate”) specified in the table below; and

•

paying converting holders an amount equal to any accrued and unpaid dividends on their shares of the Mandatory Convertible Preferred Stock in shares of our Common Stock (as described above under “—Method of Payment of Dividends”).

We will notify holders, to the extent practicable, at least 20 business days prior to the anticipated effective date of such fundamental change, of the anticipated effective date of such transaction, but in any event not later than two business days following the Company becoming aware of the occurrence of a fundamental change. In no event shall the number of shares issued upon conversion of the Mandatory Convertible Preferred Stock upon a fundamental change, including any shares delivered in connection with any dividend payment, exceed the share cap, subject to adjustment in the same manner as each fixed conversion rate as set forth under “—Anti-dilution Adjustments.”

Fundamental Change Conversion Rate. The following table sets forth the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock for each hypothetical stock price and effective date set forth below:

Stock Price on Effective Date

Effective Date	$	$	$	$	$	$	$	$	$	$	$	$
August 15, 2009
November 15, 2009
February 15, 2009
May 15, 2010
August 15, 2010
November 15, 2010
December 15, 2010

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity (other than in connection with a consolidation, merger or other transaction described in clause (2) below, in which case clause (2) shall apply);

(2) we are involved in a consolidation with or merger into any other person, or any merger of another person into us, or any other transaction or series of related transactions (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our Common Stock), in each case in which 90% or more of our Common Stock is exchanged for or converted into securities, cash or other property, 10% or more of which consists of securities, cash or other property that is not (or will not be immediately upon the effectiveness of such consolidation, merger or transaction) Common Stock listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market;

(3) our Common Stock ceases to be listed or quoted on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (other than in connection with a consolidation, merger or other transaction described in clause (2) above, in which case clause (2) shall apply); or

(4) our stockholders vote for our liquidation, dissolution or termination.

The “fundamental change conversion rate” will be determined by reference to the table above, based on the effective date and the “stock price” in the fundamental change, which will be:

•

in the case of a fundamental change described in clause (2) above in which the holders of our Common Stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our Common Stock;

•	otherwise, the stock price shall be the average VWAP of our Common Stock over the five trading-day period ending on the trading day immediately preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our Mandatory Convertible Preferred Stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth under “—Anti-dilution Adjustments.”

The exact stock price and effective dates may not be set forth on the table, in which case:

•

if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•

if the stock price is in excess of $             per share (subject to adjustment as described above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment as set forth under “—Anti-dilution Adjustments”; and

•

if the stock price is less than $             per share (subject to adjustment as described above) (the “minimum stock price”), then the fundamental change conversion rate will be determined as if the stock price equaled the minimum stock price, using the straight-line interpolation, as described herein, if the effective date is between two dates on the table, subject to adjustment.

Our obligation to deliver shares at the fundamental change conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Early Conversion at the Option of the Company

At any time prior to the mandatory conversion date, the Company may, at its option, cause the conversion of some or all of the Mandatory Convertible Preferred Stock then outstanding into the shares of our Common Stock. Such conversion shall be made at the fundamental change conversion rate with the “effective date” for this purpose being deemed to be the conversion date specified by the Company in its notice of conversion. The Company will provide a notice of such conversion to each holder of the Mandatory Convertible Preferred Stock by mail and issue a press release and publish such information on the Company’s website (http://www.regions.com); provided that the failure to mail such notice, issue such press release or publish such information on the website will not act to prevent or delay such conversion. The date specified in such notice for the optional conversion shall be at least 45 days but no more than 60 days from the date of such notice.

If the conversion date is after the record date for any declared dividend, you will be paid those unpaid dividends on the relevant dividend payment date, rather than the conversion date, if you were the holder of record on the record date for that dividend.

If less than all outstanding shares of Mandatory Convertible Preferred Stock are to be converted at the option of the Company, we will select the particular shares to be converted by lot, on a pro rata basis or by any other method we deem fair and appropriate, or if the shares are in book-entry only form, in accordance with the procedures of DTC (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Mandatory Convertible Preferred Stock is then traded or quoted).

In the event of any early conversion at the option of the Company, we will not be required to:

•

issue, register the transfer of, or exchange any shares of Mandatory Convertible Preferred Stock during a period beginning at the opening of business 15 days before the day of selection for conversion and ending at the close of business on the day of mailing of notice of conversion; or

•	transfer or exchange any shares of Mandatorily Convertible Preferred Stock so selected, except, in the case of any shares being converted in part, any portion thereof not to be converted.

Fractional Shares

No fractional shares of our Common Stock will be issued to holders of our Mandatory Convertible Preferred Stock. In lieu of any fractional shares of Common Stock otherwise issuable in respect of any dividend or the aggregate number of shares of our Mandatory Convertible Preferred Stock of any holder that are converted, at our option, that holder will be entitled to receive either (i) an amount of shares rounded up to the next whole number of shares or (ii) an amount in cash (computed to the nearest cent) equal to the same fraction of the average VWAP of our Common Stock on the trading day preceding the conversion date.

If more than one share of our Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our Mandatory Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments

Each fixed conversion rate shall be adjusted from time to time as follows:

(i) If we issue Common Stock as a dividend or distribution on our Common Stock to all holders of our Common Stock (other than in connection with a reorganization event), or if we effect a share split or share combination, each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0× [OS1 / OS0]

where

CR0	=	the fixed conversion rate in effect at the close of business on the record date
CR1	=	the new fixed conversion rate in effect immediately after the record date
OS0	=	the number of shares of our Common Stock outstanding at the close of business on the record date prior to giving effect to such event
OS1	=	the number of shares of our Common Stock that would be outstanding immediately after, and solely as a result of, such event.

Any adjustment made pursuant to this paragraph (i) shall become effective on the date that is immediately after (x) the record date or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, each new fixed conversion rate shall be readjusted to the fixed conversion rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If we issue to all holders of our Common Stock any rights, warrants, options or other securities (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a reorganization event) entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase shares of our Common Stock, or if we issue to all holders of our Common Stock securities convertible into our Common Stock for a period of not more than 60 days after the date of issuance thereof, in either case at an exercise price per share of Common Stock or a conversion price per share of Common Stock less than the current market price of our Common Stock on record date, each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × [(OS0 + X) / (OS0 + Y)]

where

CR0	=	the fixed conversion rate in effect at the close of business on the record date
CR1	=	the new fixed conversion rate in effect immediately after the record date
OS0	=	the number of shares of our Common Stock outstanding at the close of business on the record date
X	=	the total number of shares of our Common Stock issuable pursuant to such rights, warrants, options, other securities (or upon conversion of such securities)
Y	=	the number of shares of our Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities (or the conversion price for such securities paid upon conversion) and (B) the average VWAP of our Common Stock for the 10 consecutive trading-day period prior to the trading day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this paragraph (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, our Common Stock at less than the applicable volume weighted average price of our Common Stock, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration we receive for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right, warrant, option, other security or convertible security described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new fixed conversion rate shall be readjusted to the fixed conversion rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

Any adjustment made pursuant to this paragraph (ii) shall become effective on the date that is immediately after the record date.

(iii) If we distribute capital stock (other than Common Stock), evidences of indebtedness or other assets or property of ours to all holders of our Common Stock, excluding:

(A) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (i) or (ii) above,

(B) dividends or distributions paid exclusively in cash, and

(C) Spin-Offs described below in this paragraph (iii),

then each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 / (SP0 – FMV)]

where

CR0	=	the fixed conversion rate in effect at the close of business on the record date
CR1	=	the new fixed conversion rate in effect immediately after the record date
SP0	=	the current market price of our Common Stock on the record date
FMV	=	the fair market value (as determined in good faith by our board of directors) of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our Common Stock on the record date.

An adjustment to each fixed conversion rate made pursuant to this paragraph shall be made successively whenever any such distribution is made and shall become effective on the record date.

If we distribute to all holders of our Common Stock capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours (a “Spin-Off”), each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV0 + MP0) / MP0]

where

CR0	=	the fixed conversion rate in effect at the close of business on the record date
CR1	=	the new fixed conversion rate in effect immediately after the record date
FMV0	=	the average VWAP of the capital stock or similar equity interest distributed to holders of our Common Stock applicable to one share of our Common Stock for the 10 consecutive trading-day period commencing on, and including, the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to our Common Stock on the New York Stock Exchange or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value of the capital stock or similar equity interests distributed to holders of our common shares applicable to one of our common shares as determined by our Board of Directors
MP0	=	the average VWAP of our Common Stock for the 10 consecutive trading-day period commencing on, and including, the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to our Common Stock on the New York Stock Exchange or such other U.S. national or regional exchange or market that is at that time the principal exchange or market for our Common Stock.

An adjustment to each fixed conversion rate made pursuant to this paragraph will occur on the 10th trading day from and including the effective date of the Spin-Off; provided that in respect of any conversion within the 10 trading days immediately following and including the date of the Spin-Off, references with respect to the Spin-Off to “the 10 consecutive trading-day period” shall be deemed replaced with a period of consecutive trading days containing such lesser number of trading days as have elapsed between the effective date of such Spin-Off and the conversion date and the adjustment in respect of such conversion shall occur immediately prior to the conversion.

If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, each new fixed conversion rate shall be readjusted to be the fixed conversion rate that would then be in effect if such dividend or distribution had not been declared.

(iv) If we pay or make any dividend or distribution consisting exclusively of cash to all holders of our Common Stock in excess of regular quarterly dividends of $0.01 per share (the “dividend threshold amount”), each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 / (SP0 – C)]

where

CR0	=	the fixed conversion rate in effect at the close of business on the record date
CR1	=	the new fixed conversion rate in effect immediately after the record date
SP0	=	the current market price of our Common Stock as of the record date
C	=	the excess of the amount in cash per share that we distribute to holders of our Common Stock over the dividend threshold amount.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the fixed conversion rates are adjusted, but no adjustment will be made to the dividend threshold amount for any adjustment made to the fixed conversion rates pursuant to this clause (iv). For the avoidance of doubt, the dividend threshold amount will be zero in the case of a cash dividend amount that is not a regular, quarterly dividend.

An adjustment to each fixed conversion rate made pursuant to this paragraph (iv) shall become effective on the date fixed for determination of the holders of our Common Stock entitled to receive such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, each new fixed conversion rate shall be readjusted to the fixed conversion rate that would then be in effect if such dividend or distribution had not been declared.

(v) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the VWAP per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × (FMV + (SP1 × OS1)) / (SP1 × OS0)

where

CR0	=	the fixed conversion rate in effect at the close of business on the expiration date
CR1	=	the new fixed conversion rate in effect immediately after the expiration date
AC	=	the fair market value (as determined by our board of directors) on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for our Common Stock validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)
OS0	=	the number of shares of our Common Stock outstanding on the expiration date, including any purchased shares
OS1	=	the number of shares of our Common Stock outstanding on the expiration date, less any purchased shares
SP1	=	the average VWAP of our Common Stock for the 10 consecutive trading-day period commencing on the trading day next succeeding the expiration date.

If the application of the foregoing formula would result in a decrease in a fixed conversion rate, no adjustment to such fixed conversion rate will be made. Any adjustment to a fixed conversion rate made pursuant to this paragraph (v) shall become effective on the date immediately following the last trading day included in the determination of the average VWAP of our Common Stock for purposes of SP1 above; provided that in respect of any conversion within the 10 trading-day period commencing on the trading day next succeeding the expiration date, references to the “10 consecutive trading-day period” with respect to this paragraph (v) shall be deemed replaced with a period of consecutive trading days containing such lesser number of trading days as have elapsed between the expiration date and the conversion date, and the adjustment in respect of such conversion shall occur immediately prior to the conversion. If we or one of our subsidiaries is obligated to purchase our Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, each new fixed conversion rate shall be readjusted to be the fixed conversion rate that would be in effect if such tender or exchange offer had not been made.

“Record date” means, for purpose of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of our Common Stock have the right to receive any cash, securities or other property or in which our Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

“Current market price” of our common stock on any day, means the average VWAP of our Common Stock for the ten consecutive trading-day period ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (i) through (v) above. For purposes of the foregoing, “ex-date” means the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

If we have in effect a shareholder rights plan while any shares of Mandatory Convertible Preferred Stock remain outstanding, holders of Mandatory Convertible Preferred Stock will receive, upon a conversion of Mandatory Convertible Preferred Stock, in addition to Common Stock, rights under our shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our Common Stock. If the rights provided for in our rights plan have separated from our Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of Mandatory Convertible Preferred Stock would not be entitled to receive any rights in respect of our Common Stock, if any, that we are required to deliver upon conversion of Mandatory Convertible Preferred Stock, each fixed conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our Common Stock, capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a shareholder rights plan will not trigger a conversion rate adjustment pursuant to paragraphs (ii) or (iii) above. We currently do not have a shareholder rights plan.

No adjustment to the conversion rate need be made if holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the holders would receive upon conversion of the Mandatory Convertible Preferred Stock—if such assets or securities are convertible, exchangeable, or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Mandatory Convertible Preferred Stock.

The fixed conversion rates will not be adjusted upon certain events, including but not limited to:

•

the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our Common Stock under any plan;

•

the issuance of any shares of our Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours;

•	the issuance of any shares of our Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

•	payment of regular quarterly dividends not in excess of $0.01 per share;

•	a change in the par value of our Common Stock; and

•	as a result of a tender offer solely to holders of fewer than 100 shares of our Common Stock.

No adjustment in the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion price. If the adjustment is not made because the adjustment does not change the conversion price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any conversion of Mandatory Convertible Preferred Stock.

For U.S. federal income tax purposes, adjustments to a fixed conversion rate, or failures to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings may result in a taxable deemed distribution to the beneficial owners. See “Material U.S. Federal Income Tax Consequences.”

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person),

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, or

•	any reclassification of our Common Stock into securities including securities other than our Common Stock,

each share of Mandatory Convertible Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into Common Stock immediately prior to such reorganization event. For purposes of the foregoing, the type and amount of consideration that a holder of Mandatory Convertible Preferred Stock would have been entitled to receive as a holder of our Common Stock in the case of any reorganization event or other transaction that causes our Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Common Stock that affirmatively make such an election. In such event, on the applicable conversion date, the applicable conversion rate then in effect will be applied to determine the amount and value of securities, cash or property a holder of one share of Common Stock would have received in such transaction (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of Mandatory Convertible Preferred Stock are actually converted). The applicable conversion rate shall be (a) the minimum conversion rate, in the case of an early conversion date (excluding for the avoidance of doubt, an early conversion in connection with a fundamental change), (b) determined based upon the definition of the conversion rate in the case of the mandatory conversion date, in each case, determined using the applicable market value of the exchanged property and (c) determined on the basis of the fundamental change conversion rate in the case of a conversion upon a fundamental change or early conversion at the option of the Company. Holders have the right to convert their shares of Mandatory Convertible Preferred Stock early (and to receive additional shares of Common Stock) in the event of certain fundamental changes as described above under “—Conversion Upon Fundamental Change”).

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our Common Stock resulting from any dividend or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clauses of the definition of the conversion rate will apply on the conversion date.

Miscellaneous

We will at all times reserve and keep available out of the authorized and unissued Common Stock or shares of Common Stock held in treasury by us, solely for issuance upon the conversion of the Mandatory Convertible Preferred Stock, that number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Mandatory Convertible Preferred Stock then outstanding.

Book-Entry, Delivery and Form

The certificates representing the Mandatory Convertible Preferred Stock will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. Ownership of beneficial interests in a Global Security will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Mandatory Convertible Preferred Stock represented by such Global Security for all purposes under the statement and the securities. No beneficial owner of an interest in a Global Security will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the statement.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Mandatory Convertible Preferred Stock, so long as the corresponding securities are represented by Global Securities.

Payments of dividends on the Global Security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the transfer agent, registrar, redemption, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that DTC or its nominee, upon receipt of any payment of dividends in respect of a Global Security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC or its nominee, as the case may be. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

The Company understands that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks, trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the transfer agent, registrar, redemption, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the Global Security and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated shares in exchange for the Global Securities. Holders of an interest in a Global Security may receive certificated shares, at the option of the Company, in accordance with the rules and procedures of DTC in addition to those provided for under the statement. Beneficial interests in Global Securities held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

DESCRIPTION OF CAPITAL STOCK

The following section is a summary and does not describe every right, term or condition of owning our Common Stock. We urge you to read our restated certificate of incorporation, restated by-laws and the Delaware General Corporation Law (the “DGCL”) because they describe your rights as a holder of our Common Stock. We have filed our restated certificate of incorporation and restated bylaws as exhibits to our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, filed with the SEC. See “Where You Can Find More Information”. The information in this prospectus supplement and in the accompanying prospectus is qualified in all respects by reference to the provisions of our restated certificate of incorporation, restated bylaws and the DGCL.

As of April 30, 2009, there were 695,030,000 shares of Common Stock issued and outstanding, and 3,500,000 shares of Series A Preferred Stock issued and outstanding.

Common Stock

We may issue Common Stock in such amounts and proportion and for such consideration as may be fixed by our board of directors or a properly designated committee thereof. As of the date of this prospectus supplement, we are authorized to issue up to 1,500,000,000 shares of Common Stock. As of April 30, 2009, we had issued 738,598,030 shares of our Common Stock (including 43,568,153 shares held in treasury). As of December 31, 2008 an additional 69,700,468 shares of Common Stock were reserved for issuance under stock compensation plans and 48,253,677 shares of Common Stock were reserved for issuance to the U.S. Treasury under the warrants issued pursuant to the CPP. Our Common Stock is traded on the NYSE under the symbol “RF”. The transfer agent and registrar for our Common Stock is Computershare Investor Services LLC.

General

Holders of our Common Stock are not entitled to preemptive or preferential rights. Our Common Stock has no redemption or sinking fund provisions applicable thereto. Our Common Stock does not have any conversion rights. The rights of holders of our Common Stock will be subject to, and may be adversely affected by, the rights of holders of our currently outstanding Series A Preferred Stock, the Mandatory Convertible Preferred Stock and any preferred stock that we may issue in the future.

We may issue authorized but unissued Common Stock in connection with several employee benefit and stock option and incentive plans maintained by us or our subsidiaries.

Our outstanding Common Stock is fully paid and non-assessable and Common Stock we issue in the future, when fully paid for, will be non-assessable.

Dividends

When, as and if dividends are declared by our board of directors out of funds legally available for their payment, the holders of our Common Stock are entitled to share equally, share for share, in such dividends. The payment of dividends on our Common Stock is subject to the prior payment of dividends on our preferred stock.

Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our Common Stock are entitled to receive, on a share for share basis, any of our assets or funds available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of our outstanding preferred stock.

Voting Rights

Subject to the rights, if any, of the holders of any series of preferred stock, holders of our Common Stock have exclusive voting rights and are entitled to one vote for each share of Common Stock on all matters voted upon by the shareholders, including election of directors. Holders of our Common Stock do not have the right to cumulate their voting power.

Certain Provisions That May Have an Anti-Takeover Effect

Our restated certificate of incorporation and by-laws, and certain portions of Delaware law, contain certain provisions that may have an anti-takeover effect.

Business Combination. In addition to any other vote required by law, our restated certificate of incorporation or agreement between us and any national securities exchange, the affirmative vote of the holders of at least 75% of the outstanding shares of our Common Stock entitled to vote in an election of the directors is required for any merger or consolidation with or into any other corporation, or any sale or lease of all or a substantial part of our assets to any other corporation, person or other entity, in each case if, on the record date for the vote thereon, such corporation, person or entity is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of the corporation entitled to vote in an election of directors. This supermajority vote of the holders of the outstanding shares of the corporation does not apply where:

(1) our directors have approved a memorandum of understanding or other written agreement providing for the transaction prior to the time that such corporation, entity or person became a beneficial owner of more than 5% of our outstanding shares entitled to vote in an election of directors, or after such acquisition of 5% of our outstanding shares, if at least 75% of the directors approve the transaction prior to its consummation; or

(2) any merger or consolidation of the corporation with, or any sale or lease by Regions or any subsidiary thereof of any assets of, or any sale or lease by the corporation or any subsidiary thereof of any of its assets to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in election of directors is owned of record or beneficially by the corporation and its subsidiaries.

Special Meeting of Stockholders. Only our Chief Executive Officer, President, Secretary or directors by resolution, may call a special meeting of our stockholders.

Action of Stockholders Without a Meeting. Any action of our stockholders may be taken at a meeting only and may not be taken by written consent.

Amendment of Certificate of Incorporation. For us to amend our restated certificate of incorporation, Delaware law requires that our board of directors adopt a resolution setting forth any amendment, declare the advisability of the amendment and call a stockholders’ meeting to adopt the amendment. Generally, amendments to our restated certificate of incorporation require the affirmative vote of a majority of our outstanding stock. As described below, however, certain amendments to our amended and restated certificate of incorporation may require a supermajority vote.

The vote of the holders of not less than 75% of outstanding shares of our Common Stock entitled to vote in an election of directors, considered as a single class, is required to adopt any amendment to our restated certificate of incorporation that relates to the provisions of our amended and restated certificate of incorporation that govern the following matters:

•	the size of our board of directors and their terms of service;

•	the provisions regarding “business combinations”;

•	the ability of our stockholders to act by written consent;

•	the provisions indemnifying our officers, directors, employees and agents; and

•	the provisions setting forth the supermajority vote requirements for amending our restated certificate of incorporation.

The provisions described above may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors’ ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders. None of these provisions is the result of any specific effort by a third party to accumulate our securities or to obtain control of us by means of merger, tender offer, solicitation in opposition to management or otherwise.

Preferred Stock

The following summary contains basic information about our preferred stock. As of the date of this prospectus supplement, we are authorized to issue up to 10,000,000 shares of preferred stock. Shares of preferred stock may be issued in one or more series from time to time by our board of directors, with such powers, preferences and rights as fixed by the board of directors. As of the date of this prospectus supplement, 3,500,000 shares of preferred stock are outstanding.

For a more complete understanding of our outstanding preferred stock, you should read the certificate of designation for the Series A Preferred Stock, which is filed as an exhibit to our Quarterly Report on Form 10-Q/A for the quarter ending March 31, 2009. See “Where You Can Find More Information.”

Series A Preferred Stock. On November 14, 2008, pursuant to the CPP, we issued to the U.S. Treasury 3,500,000 shares of our Series A Preferred Stock, having a liquidation amount per share equal to $1,000 for a total price of $3.5 billion. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. Prior to November 14, 2011, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or redeem Common Stock or our other preferred stock, except in limited circumstances. We may not redeem the Series A Preferred Stock without necessary bank regulatory approval.

Furthermore, as long as the Series A Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our Common Stock, are prohibited until all accrued and unpaid dividends are paid on the Series A Preferred Stock, subject to certain limited exceptions. In addition, prior to November 14, 2011, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, increase our Common Stock dividend above $0.10 except in limited circumstances.

The Series A Preferred Stock has no voting rights, except as provided below or as otherwise provided by applicable law. If and when dividends payable on the Series A Preferred Stock shall have not been declared and paid in full for at least six quarterly dividend periods, the authorized number of directors then constituting our board of directors will be increased by two and the holders of shares of Series A Preferred Stock, together with the holders of all other affected classes and series of stock, ranking on a parity with the Series A Preferred Stock as to payment of dividends and that have comparable voting rights, voting as a single class, shall be entitled to elect the two additional directors. These voting rights shall continue until all accrued and unpaid dividends through the relevant dividend period have been paid in full. So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred

Stock shall be necessary for effecting or validating: (i) any amendment of our restated certificate of incorporation to authorize, or increase the authorized amount of, any shares of any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or distribution of assets on our liquidation; (ii) as well as any amendment, alteration or repeal of any provision of our restated certificate of incorporation or restated bylaws that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; or (iii) any merger or consolidation of us with or into any entity other than a corporation, or any merger or consolidation of us with or into any other corporation if we are not the surviving corporation in such merger or consolidation and if the Series A Preferred Stock is changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having voting powers, preferences and special rights that, taken as a whole, are materially less favorable to the holders thereof than those of the Series A Preferred Stock immediately prior to such merger or consolidation. The Series A Preferred Stock will provide no preemptive rights.

In connection with the issuance of our Series A Preferred Stock, we also issued a warrant for 48,253,677 shares of our Common Stock to the U.S. Treasury. If we elect to repurchase our Series A Preferred Stock, we will also have the right to repurchase the warrant at fair market value. If, prior to December 31, 2009, we fund the repurchase of the entirety of our Series A Preferred Stock with the proceeds of one or more qualified equity offerings that result in $3.5 billion or more of net proceeds, the number of shares the warrant is exercisable for will be reduced by half. This offering will be a qualified equity offering described in the immediately preceding sentence. If we elect to repurchase our Series A Preferred Stock but do not elect to repurchase the warrant, we will be required to issue a substitute warrant to the U.S. Treasury that the U.S. Treasury may exercise or transfer to a third party.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences relating to the ownership and disposition of the Mandatory Convertible Preferred Stock and to the ownership and disposition of our Common Stock received upon conversion thereof. It applies to you only if you acquire the Mandatory Convertible Preferred Stock in the offering and you hold your Mandatory Convertible Preferred Stock and Common Stock as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a tax-exempt organization,

•	a person that owns shares of Mandatory Convertible Preferred Stock or Common Stock that are a hedge or that are hedged against interest rate risks,

•	a person that owns shares of Mandatory Convertible Preferred Stock or Common Stock as part of a straddle or conversion transaction for tax purposes,

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	a U.S. expatriate.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, as amended (“Code”), existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Legislation has been proposed by the current U.S. administration that would change the treatment described below and it is not possible at this time to determine whether such proposed legislation will be passed into law. You should consult your tax advisor with respect to such proposals.

If a partnership holds the Mandatory Convertible Preferred Stock or Common Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Mandatory Convertible Preferred Stock or Common Stock should consult its tax advisor with regard to the U.S. federal income tax treatment of the offer and of owning the Mandatory Convertible Preferred Stock and Common Stock received upon the conversion thereof.

Please consult your own tax advisor concerning the consequences of owning the Mandatory Convertible Preferred Stock and of owning the Common Stock received upon conversion thereof in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of Mandatory Convertible Preferred Stock or Common Stock received upon the conversion thereof and you are, for U.S. federal income tax purposes:

•	a citizen of or individual resident in the U.S.,

•	a domestic corporation,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “—U.S. Alien Holders” below.

Distributions on Mandatory Convertible Preferred Stock and Common Stock

In General. In general, distributions with respect to our Mandatory Convertible Preferred Stock and Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Mandatory Convertible Preferred Stock or Common Stock (as applicable) and thereafter as capital gain from the sale or exchange of such Mandatory Convertible Preferred Stock or Common Stock (as applicable). Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. Dividends paid to a non-corporate U.S. holder in taxable years beginning before January 1, 2011 will qualify for taxation at special rates if you meet certain holding period and other applicable requirements.

Constructive Distributions. As a holder of Mandatory Convertible Preferred Stock, you might be treated as receiving a constructive dividend distribution from us if (1) the conversion rate is adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to our Common Stock. In addition, in certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to you, if as a result of such failure, the proportionate interests of the holders of our Mandatory Convertible Preferred Stock or Common Stock, as applicable, in our assets or earnings and profits is increased. Thus, under certain circumstances, an increase in the conversion rate might give rise to a taxable dividend to you as a holder of Mandatory Convertible Preferred Stock even though you would not receive any cash related thereto.

Extraordinary Dividends. Dividends that exceed certain thresholds in relation to your tax basis in the Mandatory Convertible Preferred Stock or Common Stock could be characterized as an “extraordinary dividend” under the Code. If you are a corporation, you have held the stock for two years or less before the dividend announcement date and you receive an extraordinary dividend, you will generally be required to reduce your tax basis in your stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds your tax basis in such stock, the excess is treated as taxable gain. If you are a non-corporate U.S. holder and you receive an extraordinary dividend in taxable years beginning before January 1, 2011, you will be required to treat any losses on the sale of our Mandatory Convertible Preferred Stock or Common Stock as long-term capital losses to the extent of the extraordinary dividends you receive that qualify for the special rates.

Disposition of the Mandatory Convertible Preferred Stock and Common Stock

Upon the sale or other disposition of our Mandatory Convertible Preferred Stock (other than pursuant to a conversion into Common Stock) or our Common Stock received upon conversion thereof, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in such stock. Such capital gain or loss will generally be long-term if your holding period in respect of such stock is more than one year. For a discussion of your tax basis and holding period in respect of Common Stock received in the conversion of the Mandatory Convertible Preferred Stock, see below under “—Treatment of the Conversion.” Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Treatment of the Conversion

In General. The conversion of Mandatory Convertible Preferred Stock into Common Stock will generally constitute a tax free recapitalization and you will therefore not recognize any gain on loss on such conversion, except that (1) depending on your circumstances, you will generally include in gross income the amount of cash and Common Stock you receive in respect of accrued and unpaid dividends and (2) your receipt of cash in lieu of a fractional share of Common Stock will generally be treated as if you received the fractional share and then received such cash in redemption of such fractional share. Such redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and your adjusted federal income tax basis in the Common Stock that is allocable to the fractional shares. You should consult your own tax advisor to determine the specific tax treatment of the receipt of cash in lieu of a fractional share in your particular circumstances.

Tax Basis. Your tax basis in the Common Stock you receive upon a conversion of our Mandatory Convertible Preferred Stock (including any basis allocable to a fractional share) will generally equal the tax basis of the Mandatory Convertible Preferred Stock that was converted. Your tax basis in a fractional share will be determined by allocating your tax basis in the Common Stock between the Common Stock you receive upon conversion and the fractional share, in accordance with their respective fair market values. Your holding period for the Common Stock you receive will include your holding period for the Mandatory Convertible Preferred Stock converted.

Additional Shares of Common Stock Received on Early or Fundamental Change Conversions. The tax treatment of any additional shares of Common Stock received by you in respect of an early conversion at the option of the Company and conversion upon a fundamental change is unclear. We intend to treat such shares as part of the consideration received in the conversion. You should be aware, however, that there are arguments for treating such shares as a dividend. You should consult your own tax advisor to determine the specific tax treatment of additional shares in your particular circumstances.

Other Transactions. In the event your Mandatory Convertible Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. You should consult your own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

U.S. Information Reporting and Backup Withholding

You will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of our Mandatory Convertible Preferred Stock and Common Stock, unless you are a corporation or other exempt recipient and appropriately establish that exemption. In addition, such payments will be subject to U.S. federal backup withholding tax, unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. The backup withholding rate is currently 28%. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

U.S. Alien Holders

This subsection describes the tax consequences to a U.S. alien holder. You are a U.S. alien holder if you are the beneficial owner of Mandatory Convertible Preferred Stock or Common Stock received upon the conversion thereof and you are not a U.S. holder and are not a partnership. If you are a U.S. holder, this subsection does not apply to you.

Distributions on Mandatory Convertible Preferred Stock and Common Stock

Except as described below, if you are a U.S. alien holder of our Mandatory Convertible Preferred Stock or Common Stock, actual and constructive dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a U.S. alien holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the U.S.), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

In the case of a constructive dividend as described above under “—U.S. Holders—Distributions on Mandatory Convertible Preferred Stock and Common Stock,” because such constructive distributions will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, we intend to set off any withholding tax that we are required to collect with respect to any such constructive distribution against cash payments and other distributions otherwise deliverable to you.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the U.S., we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are a non-U.S. person, and

•	the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate U.S. alien holder, “effectively connected” dividends that you receive may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of the Mandatory Convertible Preferred Stock and Common Stock

If you are a U.S. alien holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of your Mandatory Convertible Preferred Stock and Common Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes and certain other conditions are met. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

If you are a corporate U.S. alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Treatment of the Conversion

In General. Generally, if you are a U.S. alien holder, you will not recognize any gain or loss on the conversion of the Mandatory Convertible Preferred Stock for our Common Stock except that (1) depending on your circumstances the amount of cash and Common Stock you receive in respect of accrued, cumulated and unpaid dividends will generally be treated as, and we intend to withhold tax from such amounts as described above under “—Distributions on Mandatory Convertible Preferred Stock and Common Stock” and (2) cash received in lieu of a fractional share of Common Stock will generally be treated as described above under “—Disposition of the Mandatory Convertible Preferred Stock and Common Stock” (measured by the difference between the cash received in lieu of the fractional share and your tax basis in the fractional share as set forth in “—U.S. Holders—Treatment of the Conversion).

Additional Shares of Common Stock Received on Early or Fundamental Change Conversions. The tax treatment of any additional shares of Common Stock received by you in respect of an early conversion at the option of the Company or a conversion upon a fundamental change is unclear. We intend to treat such shares as part of the consideration received in the conversion. You should be aware, however, that there are arguments for treating such shares as a dividend that would be subject to withholding tax. You should consult your own tax advisor to determine the specific tax treatment of additional shares in your particular circumstances.

Other Transactions. In the event your Mandatory Convertible Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. You should consult your own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Backup Withholding and Information Reporting

In general (and except as described below), backup withholding and information reporting will not apply to a distribution of dividends on our Mandatory Convertible Preferred Stock and Common Stock paid to you, or to the proceeds from the disposition of the Mandatory Convertible Preferred Stock or Common Stock by you, in each case, if you certify under penalties of perjury that you are a non-United States person and the payor does not have actual knowledge or reason to know to the contrary. In general, if your Mandatory Convertible Preferred Stock or Common Stock is not held through a qualified intermediary, the amount of dividends, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the Internal Revenue Service.

Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, or other retirement plan, account or arrangement to acquire or hold the Mandatory Convertible Preferred Stock should consider whether an investment in the Mandatory Convertible Preferred Stock would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (the “ERISA”), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans (each a “Plan”, and, collectively, the “Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons” under the Code, or “parties in interest” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons and penalties and liabilities under ERISA and the Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made), and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the prohibited transaction requirements of Title I of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, foreign or other regulations, rules or laws (collectively, “Similar Laws”).

The acquisition or holding of the Mandatory Convertible Preferred Stock by a Plan with respect to which we, the Agents or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the Mandatory Convertible Preferred Stock is acquired or held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Mandatory Convertible Preferred Stock, such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 and PTCE 84-14. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption,” provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Each purchaser or holder of the Mandatory Convertible Preferred Stock or any interest therein, will be deemed to have represented and warranted on each day from the date on which the purchaser or holder acquires its interest in the Mandatory Convertible Preferred Stock to the date on which the purchaser disposes of its interest in the Mandatory Convertible Preferred Stock, by its acquisition or holding of the Mandatory Convertible Preferred Stock or any interest therein that (a) its purchase and holding of the Mandatory Convertible Preferred Stock is not made on behalf of or with “plan assets” of any Plan, or (b) if its acquisition and holding of the Mandatory Convertible Preferred Stock is made on behalf of or with “plan assets” of a Plan, then (i) its acquisition and holding of the Mandatory Convertible Preferred Stock will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Mandatory Convertible Preferred Stock on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment as well as the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption.

UNDERWRITING

Regions and the underwriters named below have entered into an underwriting agreement with respect to the shares of Mandatory Convertible Preferred Stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Morgan Keegan & Company, Inc.

Total	250,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 37,500 shares of Mandatory Convertible Preferred Stock from Regions. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Regions. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 37,500 additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares of Mandatory Convertible Preferred Stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares of Mandatory Convertible Preferred Stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Regions has agreed with the underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement (the “lock-up period”), except with the prior written consent of the representatives; provided, however, that Regions may offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock during the lock-up period without the consent of the representatives in connection with (i) an equity distribution program which may be commenced after the 30th day of the lock-up period, (ii) any liability management strategy of Regions, or (iii) the concurrent offering of Common Stock, in each case as part of Regions’ agreement with the bank regulators to raise its Tier 1 common equity by November 9, 2009. This agreement does not apply to any existing employee benefit plans or to the issuance of shares of Common Stock to the U.S. Treasury pursuant to the exercise of its warrant.

The executive officers and directors of Regions have each agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives.

In connection with the offering, the underwriters may purchase and sell shares of Mandatory Convertible Preferred Stock and our Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from Regions in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Mandatory Convertible Preferred Stock or our Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our Mandatory Convertible Preferred Stock and our Common Stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Mandatory Convertible Preferred Stock and our Common Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Mandatory Convertible Preferred Stock and our Common Stock. As a result, the price of our Mandatory Convertible Preferred Stock and our Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The underwriters intend to offer the Mandatory Convertible Preferred Stock for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the Mandatory Convertible Preferred Stock for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant

Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by Regions of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to Regions; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a

relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six (6) months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Regions estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

Regions has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Morgan Keegan & Company, Inc. is a wholly owned subsidiary of Regions and is a member of FINRA. Accordingly, the offering of the Mandatory Convertible Preferred Stock will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules. The underwriters may not confirm sales to any discretionary account without the prior specific written approval of a customer.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as our dealer managers in connection with the Exchange Offer and underwriters in connection with the Common Stock Offering.

VALIDITY OF THE SHARES

The validity of the shares of Mandatory Convertible Preferred Stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Sullivan & Cromwell LLP regularly performs legal services for us and our affiliates.

EXPERTS

The consolidated financial statements of Regions appearing in Regions’ Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Regions’ internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

REGIONS FINANCIAL CORPORATION

Senior Debt Securities

Subordinated Debt Securities

Junior Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Units

Guarantees

Regions Financing Trust II

Regions Financing Trust III

Regions Financing Trust IV

Regions Financing Trust V

Regions Financing Trust VI

Trust Preferred Securities

The securities listed above may be offered by us, or the trusts, as applicable, and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on The New York Stock Exchange and trades under the ticker symbol “RF.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations and are not savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission, or SEC, nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 11, 2007

Unless the context requires otherwise, references to (1) “we,” “us,” “our,” “Regions” or similar terms are to Regions Financial Corporation and its subsidiaries, and (2) the “trusts” are to Regions Financing Trust II, Regions Financing Trust III, Regions Financing Trust IV, Regions Financing Trust V, and Regions Financing Trust VI, Delaware statutory trusts and the issuers of the trust preferred securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and the trusts filed with the SEC using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time any combination of senior debt securities, subordinated debt securities, junior subordinated debt securities, stock purchase contracts, units, warrants, preferred stock, depositary shares and common stock, in one or more offerings up to an indeterminate total dollar amount. The debt securities, preferred stock, warrants and stock purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of us or debt or equity securities of one or more other entities. The trusts may offer and sell trust preferred securities representing beneficial interests in the trusts, which may be guaranteed by Regions, to the public.

We may use this prospectus in the initial sale of the securities listed above. In addition, Morgan Keegan & Company, Inc., or any of our other affiliates, may use this prospectus in a market-making transaction in any securities listed above or similar securities after their initial sale.

Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. The address of the SEC’s web site is provided for the information of prospective investors and not as an active link. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c),14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed (other than information in such additional documents that are deemed, under SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

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Current Reports on Form 8-K filed on January 8, 2007, January 24, 2007, January 30, 2007, March 14, 2007, April 13, 2007 and April 20, 2007, and two Forms 8-K filed on April 30,2007, and Form 8-K/A filed on January 12, 2007, amending the Form 8-K filed on November 6, 2006; and

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The description of our common stock set forth in our registration statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating any such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Attention: Investor Relations

Regions Financial Corporation

1900 Fifth Avenue North, Birmingham, Alabama 35203

(205) 581-7890

We have not included or incorporated by reference in this prospectus any separate financial statements of Regions Financing Trust II, Regions Financing Trust III, Regions Financing Trust IV, Regions Financing Trust V or Regions Financing Trust VI which we will refer to as the trusts. We do not believe that these financial statements would provide holders of trust preferred securities with any important information for the following reasons:

•	we will own all of the voting securities of the trusts;

•	the trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our junior subordinated debentures; and

•	we are fully and unconditionally guaranteeing the obligations of the trusts as described in this prospectus.

We do not expect that the trusts will be required to file any information with the SEC for as long as we continue to file our information with the SEC.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges (from continuing operations) for the quarters ended March 31, 2007 and March 31, 2006 and for each of the five fiscal years ended December 31, 2006 are as follows:

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2007(2)	2006	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges (1):
Excluding interest on deposits	3.76	3.99	3.86	3.64	4.06	3.61	3.08
Including interest on deposits	1.75	1.95	1.84	1.89	2.30	2.13	1.79

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consists of income (loss) before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, consists of interest and debt expense, amortization of deferred debt costs, and the estimated interest portion of rent expense.
(2)	For purposes of this computation, the recognized interest related to uncertain tax positions of approximately $24 million was excluded.

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USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Carl L. Gorday, our Assistant General Counsel, or such other legal officer as we may designate from time to time, and Alston & Bird LLP, Washington, D.C. Mr. Gorday beneficially owns shares of our common stock and options to acquire additional shares of our common stock. Certain United States federal income taxation matters will be passed upon for us by Alston & Bird LLP, Washington, D.C. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon for the trusts and us by Richards, Layton & Finger, P.A. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Regions incorporated by reference in Regions’ Annual Report (Form 10-K) for the year ended December 31, 2006, and Regions management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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250,000 Shares

Regions Financial Corporation

            % Mandatory Convertible Preferred Stock, Series B

May     , 2009

Goldman, Sachs & Co.	J.P. Morgan

Morgan Keegan & Company, Inc.